UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Yahoo! Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notes:

701 First Avenue, Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 24, 2015

We will hold the annual meeting of shareholders of Yahoo! Inc., a Delaware corporation (the “Company”), at the Santa Clara Marriott, located at 2700 Mission College Boulevard, Santa Clara, California, on June 24, 2015, at 8:00 a.m., local time, for the following purposes:

1.

To elect to the Board of Directors the nine director nominees named in the attached proxy statement to serve until the 2016 annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To approve, on an advisory basis, the Company’s executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

4.	To vote upon two proposals submitted by shareholders, if properly presented at the annual meeting; and

5.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These items of business, including information about the director nominees, are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has set the close of business on April 27, 2015 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting in person, you are urged to submit your proxy or voting instructions as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy or voting instructions and then decide to attend the annual meeting, you may still vote your shares in person by following the procedures described in the proxy statement. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only shareholders of record as of the close of business on April 27, 2015 are entitled to receive notice of, to attend and to vote at the annual meeting. If you are a beneficial owner as of that date, you will receive communications from your broker, bank or other nominee about the meeting and how to direct the vote of your shares, and you are welcome to attend the annual meeting, all as described in more detail in the related questions and answers in the attached proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 24, 2015. The proxy statement and the Company’s 2014 Annual Report to Shareholders are available electronically at yahoo2014.tumblr.com.

By Order of the Board of Directors,

Ronald S. Bell

General Counsel and Secretary

Sunnyvale, California

April 29, 2015

701 First Avenue, Sunnyvale, CA 94089

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Yahoo! Inc., a Delaware corporation (“Yahoo,” the “Company,” “we,” or “us”), of proxies for use in voting at the 2015 annual meeting of Yahoo shareholders (the “annual meeting” or the “meeting”) to be held at the Santa Clara Marriott, located at 2700 Mission College Boulevard, Santa Clara, California, on June 24, 2015, at 8:00 a.m., local time, and any adjournment or postponement thereof. On or about May 6, 2015, proxy materials for the annual meeting, including this proxy statement and the Company’s 2014 Annual Report to Shareholders (the “2014 Annual Report”), are being made available to shareholders entitled to vote at the annual meeting. The date of this proxy statement is April 29, 2015.

HOW TO VOTE

in advance of the annual meeting

1.

Have your notice, proxy card, or voting instruction form in hand. You will need the paper (or e-mail) notice about our annual meeting that you received from your broker, bank or other nominee or from our transfer agent, Computershare, or the voting instruction form or proxy card if you received a printed copy of our proxy materials.

2.	Choose a voting method.

ON THE WEB

•     Go to the website identified on your notice, proxy card, or voting instruction form

•     Enter the control number (from your notice, proxy card, or voting instruction form)

•     Follow the instructions

BY TELEPHONE

•     Call the phone voting number (different shareholders use different numbers, find yours on your proxy card or voting instruction form, or follow the phone instructions on the website identified in your notice)

•     Follow the recorded instructions

BY MAIL

•     Mark your votes on your paper proxy card or voting instruction form

•     If you did not receive a paper proxy card or voting instruction form, you can request one by following the instructions in your notice

•     Sign, date, and return the proxy card or voting instruction form by mail using the enclosed envelope

PROXY SUMMARY

This summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date:	June 24, 2015

Time:	8:00 a.m., local time

Place:	Santa Clara Marriott, located at 2700 Mission College Boulevard, Santa Clara, California

Record Date: Shareholders of record as of the close of business on April 27, 2015 are entitled to attend, and to vote at, the annual meeting.

Admission Requirements: You must bring proof that you owned Yahoo stock on the record date in order to be admitted to the annual meeting. For details, see “Questions and Answers about our Proxy Materials and the Annual Meeting—Can I attend the annual meeting? What do I need for admission?” on page 9. Please also be prepared to provide a form of government-issued identification that includes your photo, such as a driver’s license or a passport.

Voting Matters and Board Recommendations

		Board Recommendation	More Information
Proposal 1	Election of directors	FOR each nominee	Page 15
Proposal 2	Advisory vote to approve executive compensation	FOR	Page 32
Proposal 3	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm	FOR	Page 35
Proposal 4	Shareholder proposal	AGAINST	Page 36
Proposal 5	Shareholder proposal	AGAINST	Page 40

PROXY SUMMARY

The Board’s Director Nominees (page 16)

	Director Since	Independent	Occupation
David Filo	2014	NO	Co-founder and Chief Yahoo
Susan M. James	2010	YES	Retired Partner, Ernst & Young LLP
Max R. Levchin	2012	YES	Chairman and CEO, HVF LLC and Affirm, Inc.; former Chief Technology Officer, PayPal, Inc.
Marissa A. Mayer	2012	NO	Chief Executive Officer and President, Yahoo! Inc.
Thomas J. McInerney	2012	YES	Former Chief Financial Officer, IAC/InterActiveCorp
Charles R. Schwab	2014	YES	Chairman and former Chief Executive Officer, The Charles Schwab Corporation
H. Lee Scott, Jr.	2014	YES	Retired President and Chief Executive Officer, Wal-Mart Stores, Inc. (“Walmart”)
Jane E. Shaw, Ph.D.	2014	YES	Retired Chairman of the Board, Intel Corporation; former Chief Executive Officer, Aerogen, Inc.
Maynard G. Webb, Jr.	2012	YES	Chairman, Yahoo! Inc.; Founder, Webb Investment Network; former Chief Executive Officer, LiveOps, Inc.

2014 Business Highlights

•

Our strategic focus on growing mobile users and mobile revenue paid off in 2014. We ended the year with 575 million monthly mobile users, and we generated $768 million in GAAP mobile revenue for the year. Our mobile revenue was immaterial in prior years. This strategic shift has already made us one of the top three mobile players today in terms of U.S. audience reach (according to comScore).

•

Our key areas of investment designed to generate revenue growth—Mobile, Video, Native advertising, and Social, which we call the “Mavens”—collectively generated GAAP revenue of $380 million for the fourth quarter and $1.1 billion for the full year of 2014, compared to immaterial amounts in prior years.

•

We returned approximately $4.2 billion to our shareholders in 2014 through stock repurchases at an average price of $40.94 per share, bringing our total stock repurchases to $9.1 billion since Ms. Mayer was hired on July 16, 2012.

•

In addition, on January 27, 2015, we announced a tax-efficient plan to spin-off all of our remaining holdings in Alibaba Group Holding Limited (or “Alibaba Group”) into a newly-formed company, the stock of which will be distributed pro rata to our shareholders.

•	2014 marked our search business’s third consecutive year of growth in revenue excluding traffic acquisition costs (or “revenue ex-TAC”) and our best year for search revenue ex-TAC since 2009.

•

2014 marked our third consecutive year of delivering significant returns to our shareholders as Yahoo’s stock price increased 25 percent during the year (from $40.44 on December 31, 2013 to $50.51 on December 31, 2014) as shown in the chart below.

PROXY SUMMARY

The following chart shows the percentage change in the daily closing price per share of Yahoo common stock on the NASDAQ Stock Market LLC (“Nasdaq”) from December 31, 2013 through December 31, 2014, using the December 31, 2013 closing price as the base price:

Yahoo Stock Price Percentage Change

from December 31, 2013 through December 31, 2014

Governance Highlights

•	Seven of Yahoo’s nine directors are independent

•	Independent Chairman of the Board

•	Annual election of all directors

•	Majority voting in uncontested director elections

•	Shareholder right to call special meetings

•	Annual advisory vote on executive compensation

•	Annual Board and committee self evaluations

•	Stock ownership guidelines for directors and executive officers

•	Prohibition on hedging and pledging of shares by directors, executive officers and employees

•	Recoupment (or “clawback”) policy allowing the Board to recover cash- and equity-incentive awards from executives in certain circumstances if we restate our financial results

•	Active shareholder engagement

Questions and Answers about our Proxy Materials and the Annual Meeting

Q:	What is the Notice of Internet Availability that I received and why did I receive it?

A:

The Notice of Internet Availability explains how to access our proxy materials over the Internet. Our proxy materials include this proxy statement and our 2014 Annual Report. We are making these proxy materials available to you in connection with Yahoo’s annual meeting, which will take place on June 24, 2015. As a shareholder, you are invited to attend the annual meeting and you are entitled to vote on the proposals described in this proxy statement.

The Notice of Internet Availability was sent to most of our shareholders by mail in accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”). Shareholders on the record date who did not receive a Notice of Internet Availability will receive a complete copy of our proxy materials by mail (or by e-mail). You can access our proxy materials through the voting website identified in your Notice of Internet Availability. By following the instructions on that website, you may also:

•	elect to receive printed copies of our proxy materials by mail (for this annual meeting or for all future meetings); or

•	elect to receive complete copies of our proxy materials by e-mail for future meetings.

Our proxy materials are also available on our annual review website at yahoo2014.tumblr.com.

Q:	What information is contained in Yahoo’s proxy materials?

A:	This proxy statement describes the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and executive officers, and certain other required information.

Yahoo’s 2014 Annual Report includes a letter to shareholders from our chief executive officer (“CEO”), our audited financial statements, management’s discussion and analysis of financial condition and results of operations, and certain other required information.

Q:	What proposals will be voted on at the annual meeting?

A:	Shareholders will vote on five proposals at the annual meeting:

•	election to the Board of the nine director nominees named in this proxy statement (Proposal 1);

•	advisory approval of the Company’s executive compensation (Proposal 2);

•	ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3); and

•	if properly presented at the annual meeting, two proposals submitted by shareholders (Proposals 4 and 5).

For a shareholder proposal to be properly presented at the annual meeting, the shareholder that submitted the proposal (or a qualified representative of that shareholder) must appear at the annual meeting to present the proposal. For these purposes, to be considered a qualified representative of a shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or be authorized by a writing executed by the shareholder or an electronic transmission delivered by the shareholder to act for the shareholder as proxy at the annual meeting, and such person must produce the writing or electronic transmission, or a

QUESTIONS AND ANSWERS

reliable reproduction of the writing or electronic transmission, at the annual meeting. Pursuant to our Bylaws, the chairperson of the annual meeting will determine whether any business proposed to be transacted by the shareholders has been properly brought before the meeting and, if the chairperson should determine it has not been properly brought before the meeting, the business will not be presented for shareholder action at the meeting, even if we have received proxies in respect of the vote on such matter.

We will also consider other business that properly comes before the annual meeting.

Q:	How does the Board recommend I vote on these proposals?

A:	Yahoo’s Board recommends that you vote your shares:

•	“FOR” election to the Board of each of the Board’s nine director nominees named in this proxy statement (Proposal 1);

•	“FOR” advisory approval of the Company’s executive compensation (Proposal 2);

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (Proposal 3); and

•	“AGAINST” both of the proposals submitted by shareholders (Proposals 4 and 5).

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on April 27, 2015, the record date, are entitled to notice of and to vote at the annual meeting.

Q:	How many shares can vote?

A:	At the close of business on the record date, 938,193,314 shares of common stock were outstanding and entitled to vote. We have no other class of stock outstanding.

Q:	What shares can I vote?

A:

You may vote all shares of Yahoo common stock owned by you as of the close of business on the record date of April 27, 2015. You may cast one vote per share that you held as of the close of business on the record date. A list of shareholders of record entitled to vote at the annual meeting will be available during ordinary business hours at Yahoo’s offices at 701 First Avenue, Sunnyvale, CA 94089 for a period of at least 10 days prior to the annual meeting.

Q:	What is the difference between a “beneficial owner” and a “shareholder of record”?

A:	Whether you are a “beneficial owner” or a “shareholder of record” with respect to your shares depends on how you hold your shares:

•

Beneficial owners. Most shareholders of Yahoo hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.

•

Shareholders of record. If you hold shares directly in your name with our stock transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a proxy card, have been sent directly to you by Yahoo.

QUESTIONS AND ANSWERS

Q:	Can I attend the annual meeting? What do I need for admission?

A:

You are entitled to attend the annual meeting (1) if you were a shareholder of record or a beneficial owner as of the close of business on the record date, April 27, 2015; (2) if you are a duly authorized representative of an institutional holder as described below; or (3) if you hold a valid legal proxy to vote shares of the Company’s common stock at the annual meeting.

All attendees will be asked to present a government-issued photo identification, such as a driver’s license or passport, and must meet the following requirements for admission:

•

Shareholders of record. If you are a shareholder of record, the name on your photo ID will be verified against the April 27, 2015 list of shareholders of record prior to your being admitted to the annual meeting.

•

Beneficial owners. If you are a beneficial owner, you will need to provide proof of your beneficial ownership of Yahoo stock on the record date, such as a brokerage account statement showing that you owned Yahoo stock on April 27, 2015, a copy of the Notice of Internet Availability or voting instruction form provided by your broker, bank or other nominee, or other similar evidence that you owned Yahoo stock on the record date. The name on your photo ID and your proof of ownership must match.

•

Authorized Representatives. Corporations and other shareholders that are not natural persons (“institutions”) may be represented at the meeting only by a duly authorized officer, director, or employee of the institution, or (in the case of LLCs and partnerships) a manager or partner. Each such representative must provide satisfactory evidence of his or her position with, and due authorization by, the institution. Statements by or on behalf of an institution’s bank or broker will not be sufficient evidence of a representative’s position or authorization. Unless the institution’s name is listed as a shareholder of record, representatives of institutions must also provide proof of the institution’s beneficial ownership of Yahoo stock on the record date as described above. We encourage our institutional shareholders to register their representatives in advance by sending a written request, along with the documentation described above, to Yahoo Investor Relations, 701 First Avenue, Sunnyvale CA 94089, or by fax to (408) 349-3400. Please allow sufficient time for Yahoo to process your request. Upon receipt of sufficient documentation, we will send you a confirmation that your representative has been authorized for entry. The name on the representative’s photo ID must match the authorized name.

•

Legal proxy holders. If you hold a valid legal proxy to vote shares of the Company’s common stock at the annual meeting, you must bring it with you, and the name on your photo ID and legal proxy must match.

If you do not provide a government-issued photo ID and comply with the other procedures outlined above, you will not be admitted to the annual meeting.

Please note that cameras, sound or video recording equipment, smartphones or other similar equipment, electronic devices, large bags, briefcases or packages may not be allowed (or their use may be restricted) in the meeting room.

QUESTIONS AND ANSWERS

Q:	How can I vote my shares in person at the annual meeting?

A:

If you hold shares as the shareholder of record, you have the right to vote those shares in person at the annual meeting. If you choose to do so, you can vote using the ballot provided at the meeting or, if you received a printed set of the proxy materials by mail, by submitting at the meeting the proxy card enclosed with the proxy materials you received. If you are a beneficial owner of shares, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting using the ballot provided at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	You may direct how your shares are voted without attending the annual meeting in one of the following ways:

•

Internet. You can vote your shares at the annual meeting via the Internet by following the instructions on the website identified on your Notice of Internet Availability, proxy card or voting instruction form. You will need the control number provided on your Notice of Internet Availability, proxy card or voting instruction form to access the voting website.

•

Telephone. You can vote your shares at the annual meeting by telephone if you call the phone voting number appearing on your proxy card or voting instruction form or by following the phone instructions on the website identified in your Notice of Internet Availability. You will need the control number provided on your proxy card or voting instruction form to vote by telephone.

•

Mail. If you received a printed copy of the proxy materials you can vote your shares at the annual meeting by marking, dating, signing and returning in the enclosed envelope the proxy card or voting instruction form you received. If you would like to receive a printed copy of the proxy materials, you can request one by following the instructions in your Notice of Internet Availability.

The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law. If you do not attend the annual meeting, you can listen to a webcast of the proceedings on Yahoo Finance at finance.yahoo.com/topics/yahoo-2015-shareholders-meeting. If you plan to listen to the webcast of the annual meeting, please note that you will not be able to vote your shares during the webcast. Therefore, please vote your shares in advance as described above so that your vote will be counted at the annual meeting.

Q:	What does it mean if I receive more than one Notice of Internet Availability or set of proxy materials?

A:

If your shares are registered differently or are held in more than one account, you will receive a Notice of Internet Availability or set of proxy materials for each account. To ensure that all of your shares are voted, please submit your proxy or voting instructions for each account for which you have received a Notice of Internet Availability or set of proxy materials.

QUESTIONS AND ANSWERS

Q:	What is the deadline for voting my shares if I do not attend the annual meeting?

A:

If you are a shareholder of record, your proxy must be received by telephone or the Internet by 2:00 a.m. Eastern time on June 24, 2015 in order for your shares to be voted at the annual meeting. If you are a shareholder of record and you received a printed set of the proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials so that it is received by the Company before the polls close at the annual meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:

Business may be conducted at the annual meeting only if a quorum is present or represented at the meeting, which means that holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted to determine whether a quorum is present. See “What effect do abstentions and broker non-votes have on the proposals?” below for more information.

Q:	What if a quorum is not present at the meeting?

A:	If a quorum is not present at the scheduled time of the annual meeting, the chairperson of the annual meeting is authorized by our Bylaws to adjourn the meeting without the vote of the shareholders.

Q:	What vote is required to approve each of the proposals?

A:

Election of Directors. Yahoo has adopted a majority voting standard for the election of directors. Under this voting standard, directors will be elected at the annual meeting by a majority of votes cast, meaning that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director.

Other Proposals. Approval of each of the other proposals (namely, the Company’s proposals to approve our executive compensation and to ratify the appointment of PricewaterhouseCoopers LLP, as well as the two shareholder proposals) requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Please note, however, that the vote on the Company’s proposals to approve our executive compensation and to ratify the appointment of PricewaterhouseCoopers LLP, as well as the vote on the two shareholder proposals, will be advisory only and will not be binding. The results of the votes on these proposals will be taken into consideration by the Company, our Board or the appropriate committee of our Board, as applicable, when making future decisions regarding these matters.

QUESTIONS AND ANSWERS

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:

Abstentions. In all matters other than the election of directors, abstentions have the same effect as votes “AGAINST” the matter. With respect to the election of directors, abstentions with respect to a director nominee will not be counted as votes cast on the election of the director nominee and therefore will not be counted in determining the outcome of the director’s election. Abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.

Broker Non-Votes. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on non-routine items absent instructions from the beneficial owners of such shares. Each of the other proposals to be considered and voted on at the annual meeting (namely, the election of directors, the advisory approval of the Company’s executive compensation and the shareholder proposals) are considered non-routine items. Consequently, if you hold shares in street name and you do not submit any voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP but may not vote your shares on any of the other proposals. If this occurs, your shares will be voted in the manner directed by your broker on the proposal to ratify the appointment of PricewaterhouseCoopers LLP but will constitute “broker non-votes” on each of the other proposals. Broker non-votes will not be counted in determining the outcome of the vote on each of the non-routine items, although they will count for purposes of determining whether a quorum is present.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy card or voting instruction form that I submit?

A:

If you submit a signed proxy card or voting instruction form without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Q:	Can I change my vote or revoke my proxy?

A:

You may change your vote or revoke your proxy at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by: (1) delivering to Yahoo (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy; (2) submitting an authorized proxy bearing a later date using one of the alternatives described above under “How can I vote my shares without attending the annual meeting?”; or (3) attending the annual meeting and voting in person. Attendance at the annual meeting in and of itself, without voting in person at the annual meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or by obtaining a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the annual meeting.

Q:	What happens if additional matters are presented at the annual meeting?

A:

If you grant a proxy, the persons named as proxyholders, Marissa A. Mayer and Ronald S. Bell, will each have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting.

Other than the matters and proposals described in this proxy statement, we have not received valid notice of any other business to be acted upon at the annual meeting.

QUESTIONS AND ANSWERS

Q:	Who will count the votes?

A:	A representative of Computershare Trust Company, N.A. will tabulate the votes and act as Inspector of Elections.

Q:	Where can I find the voting results of the annual meeting?

A:

Yahoo will report voting results by filing a Current Report on Form 8-K within four business days following the date of the annual meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:

The solicitation of proxies will be conducted by mail, and Yahoo will bear the costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the annual meeting to beneficial owners of Yahoo common stock. We may conduct further solicitation personally, telephonically, over the Internet or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies and related services, for a fee estimated to be approximately $20,000 plus an amount to cover expenses. In addition, we have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with the engagement. We may incur other expenses in connection with the solicitation of proxies for the annual meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

A:	Yes. The following requirements apply to shareholder proposals, including director nominations, for the 2016 annual meeting of shareholders.

Requirements for Shareholder Proposals to be Considered for Inclusion in Proxy Materials:

Shareholders interested in submitting a proposal for inclusion in the proxy materials we distribute for the 2016 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, shareholder proposals must be received by us no later than January 7, 2016 and must comply with the Company’s Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials. If we change the date of the 2016 annual meeting of shareholders by more than 30 days from the anniversary of this year’s meeting, shareholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2016 annual meeting of shareholders. Proposals should be sent to Yahoo’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089.

Requirements for Shareholder Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates:

Shareholders who wish to nominate persons for election to the Board at the 2016 annual meeting of shareholders or who wish to present a proposal at the 2016 annual meeting of shareholders, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than February 25, 2016 and no later than March 26, 2016 (provided, however, that if the 2016 annual meeting of

QUESTIONS AND ANSWERS

shareholders is held earlier than May 30, 2016 or later than July 19, 2016, nominations and proposals must be received no later than the close of business on the tenth day following the day on which the notice or public announcement of the date of the 2016 annual meeting of shareholders is first mailed or made, as applicable, whichever occurs first). The shareholder’s written notice must include certain information concerning the shareholder and each nominee and proposal, as specified in the Company’s Bylaws, and must comply with the other requirements specified in the Company’s Bylaws.

In addition, shareholders may propose director candidates for consideration by the Company’s Nominating and Corporate Governance Committee (the “Nominating Committee”) by following the procedures set forth under “Consideration of Director Candidates” beginning on page 24 of this proxy statement.

Copy of Bylaws:

To obtain a copy of the Company’s Bylaws at no charge, you may write to Yahoo’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089. A current copy of the Bylaws is also available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

Q:	Are proxy materials for the 2014 annual meeting available online?

A:

Yes. This proxy statement and the 2014 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”), are available online at yahoo2014.tumblr.com.

Q:	May I elect to receive Yahoo shareholder communications electronically rather than through the mail?

A:

Yes. If you received your annual meeting materials by mail, we encourage you to help us to conserve natural resources, as well as significantly reduce Yahoo’s printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you will be able to review those materials and submit your shareholder vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

•

Shareholders of record. If you are a shareholder of record (i.e., you hold your Yahoo shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.computershare.com/Investor.

•	Beneficial owners. If you are a beneficial owner (i.e., your shares are held by a broker, bank or other nominee), visit www.icsdelivery.com/yhoo/index.html.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact us by mail at Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089 or by telephone at (408) 349-3382.

Proposal 1 — Election Of Directors

Our Board currently consists of nine directors. At the annual meeting, shareholders will have the opportunity to elect nine directors to serve until the 2016 annual meeting of shareholders and until the directors’ respective successors are elected and qualified or their earlier death, resignation or removal. Our Board has nominated all of our incumbent directors to stand for re-election at the annual meeting. Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nine nominees named below.

Voting Standard

Shareholders are not entitled to cumulate votes in the election of directors. All nominees named below have consented to being named in this proxy statement and to serving as directors, if elected. If any nominee of the Board is unable to serve or for good cause will not serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or to serve as a director if elected.

Our Bylaws provide that, in an uncontested election, each director nominee must receive a majority of votes cast in order to be elected to the Board. A “majority of votes cast” means the number of shares voted “FOR” a director nominee exceeds the number of shares voted “AGAINST” that director nominee. Our Corporate Governance Guidelines include a director resignation policy that requires each incumbent director nominee to submit to the Board an irrevocable letter of resignation from the Board and all committees thereof, which will become effective if that director does not receive a majority of votes cast and the Board determines to accept such resignation. In the event that an incumbent director nominee is not elected, the Nominating Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board must decide whether to accept or reject the resignation within 90 days following certification of the shareholder vote. No director may participate in the Nominating Committee’s or the Board’s consideration of his or her own resignation. Yahoo will publicly disclose the Board’s decision to accept or reject the resignation including, if applicable, the reasons for rejecting a resignation.

The majority voting standard does not apply, however, in a contested election, as further described in our Bylaws. The election of directors at the 2015 annual meeting will not be contested and each director nominee must receive a majority of votes cast in order to be elected to the Board.

DIRECTORS AND CORPORATE GOVERNANCE

Nominees

The Board has selected the following nine persons as its nominees for election to the Board at the 2015 annual meeting. Set forth below are their names, their ages as of April 1, 2015, their positions with the Company, and certain other information about them:

Name	Age	Position
David Filo	48	Co-Founder, Chief Yahoo, and Director
Susan M. James	69	Director
Max R. Levchin	39	Director
Marissa A. Mayer	39	Chief Executive Officer, President, and Director
Thomas J. McInerney	50	Director
Charles R. Schwab	77	Director
H. Lee Scott, Jr.	66	Director
Jane E. Shaw, Ph.D.	76	Director
Maynard G. Webb, Jr.	59	Chairman of the Board

Each director nominee was elected as a director at the Company’s annual meeting of shareholders held on June 25, 2014, to hold office until the next annual meeting.

We believe that each of the director nominees possesses (i) an ability, as demonstrated by recognized success in his or her field and, prior contributions to the Board, to make meaningful contributions to the Board’s oversight of the Company’s business and affairs and (ii) an impeccable reputation of integrity and competence in his or her personal and professional activities.

Biographical Descriptions

Set forth below is a brief biographical description of each of our director nominees. The primary experience, qualifications, attributes and skills of each of our director nominees that led to the conclusion of the Nominating Committee and the Board that such nominee should serve as a member of the Board are also described in the following paragraphs.

David Filo, a founder of Yahoo and Chief Yahoo, has served as an officer of Yahoo since March 1995, and as a member of our Board since June 2014. Mr. Filo also served as a director of Yahoo from its founding through February 1996. Mr. Filo is involved in guiding Yahoo’s vision, is involved in many key aspects of the business at a strategic and operational level, and is a stalwart of the Company’s employee culture and morale. Mr. Filo co-developed Yahoo in 1994 while working towards his Ph.D. in electrical engineering at Stanford University, and co-founded Yahoo in 1995. Mr. Filo was selected as a director nominee due to his extensive technical and industry expertise and his unique perspective on the Company’s strategic and technical needs.

DIRECTORS AND CORPORATE GOVERNANCE

Susan M. James has served as a member of our Board since January 2010. Ms. James joined Ernst & Young LLP, a global accounting services firm, in 1975, serving as a partner from 1987 until her retirement in June 2006, and as a consultant from June 2006 to December 2009. During her tenure with Ernst & Young, she was the lead partner or partner-in-charge of audit work for a number of significant technology companies, including Intel Corporation, Sun Microsystems, Inc., Amazon.com, Inc., Autodesk, Inc., and Hewlett-Packard Company, as well as for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. Currently, Ms. James serves as a director of Applied Materials, Inc., a supplier of nanotechnology materials, and Coherent, Inc., a laser and optical component manufacturer. She is a certified public accountant (inactive) and a member of the American Institute of Certified Public Accountants. Ms. James also serves on the board of directors of the Tri-Valley Animal Rescue, a non-profit organization dedicated to providing homes for homeless pets. Ms. James was selected as a director nominee due to her extensive auditing experience and financial expertise, including for complex global technology companies, as well as her public company board and committee experience and her senior leadership experience, which provide her a strong foundation to serve as the Chair of our Audit and Finance Committee.

Max R. Levchin has served as a member of our Board since December 2012. Mr. Levchin is currently an investor in and adviser to emerging technology companies. Since January 2012, Mr. Levchin has been Chairman and Chief Executive Officer of HVF, LLC, a start-up lab focused on extracting insights from recordable information, and since July 2012 the Chairman and Chief Executive Officer of Affirm, Inc., a mobile payments company. Previously, Mr. Levchin was Vice President of Engineering at Google Inc., an Internet technology company, from August 2010 to August 2011. Prior to Google, Mr. Levchin was founder and Chief Executive Officer of Slide, Inc., a developer of social applications and social games, from January 2005 to August 2010, when it was acquired by Google. Prior to founding Slide, Mr. Levchin was Chief Technology Officer, and a director of PayPal, Inc., an online payment service company, from March 2000 to December 2002, when it was acquired by eBay. Mr. Levchin co-founded Confinity Inc., an Internet and electronics company, in December 1998, and served as the Chief Technology Officer and a director through March 2000, when Confinity merged with X.com and became PayPal. Mr. Levchin founded NetMeridian Software, a developer of early Internet applications, in January 1996, and served as Chief Executive Officer from January 1996 to December 1998. Mr. Levchin also serves as chairman of the boards of directors of Yelp Inc. and Kaggle Inc., and as a director of Evernote Corporation. Mr. Levchin was selected as a director nominee due to his board of directors experience, his senior leadership experience at various technology companies, and his extensive experience in developing social, mobile, and Internet technologies.

DIRECTORS AND CORPORATE GOVERNANCE

Marissa A. Mayer has served as our Chief Executive Officer, President and a member of our Board since July 2012. Prior to joining Yahoo, Ms. Mayer served as Vice President of Local, Maps, and Location Services at Google Inc., an Internet technology company, and was responsible for the company’s suite of local and geographical products including Google Maps, Google Earth, Zagat, Street View, and local search, for desktop and mobile. Prior to that position, Ms. Mayer served as Google’s Vice President, Search Products and User Experience, and in a variety of other capacities after joining Google in 1999. Ms. Mayer is a member of the boards of directors of Walmart and Jawbone, and a member of the boards of trustees of the San Francisco Museum of Modern Art and the San Francisco Ballet. Ms. Mayer was selected as a director nominee due to her position as the Company’s Chief Executive Officer and President, which gives her in-depth knowledge of the Company’s operations, strategy, financial condition and competitive position, as well as her extensive experience in Internet technology, design and product execution.

Thomas J. McInerney has served as a member of our Board since April 2012. Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp (“IAC”), an Internet company, from January 2005 to March 2012. From January 2003 through December 2005, he also served as Chief Executive Officer of the retailing division of IAC (which included HSN, Inc. and Cornerstone Brands). From May 1999 to January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster, formerly Ticketmaster Online-CitySearch, Inc., a live entertainment ticketing and marketing company. From 1986 to 1988 and from 1990 to 1999, Mr. McInerney worked at Morgan Stanley, a global financial services firm, most recently as a Principal. Mr. McInerney serves on the board of directors of HSN, Inc., a television and online retailer, and Interval Leisure Group, Inc., a provider of membership and leisure services to the vacation industry. Mr. McInerney was selected as a director nominee due to his extensive senior leadership experience at a complex Internet company, his expertise in finance, restructuring, mergers and acquisitions and operations and his public company board and committee experience.

Charles R. Schwab has served as a member of our Board since June 2014. Mr. Schwab has been Chairman and a director of The Charles Schwab Corporation, a financial services firm, since its incorporation in 1986. He served as the Chief Executive Officer of The Charles Schwab Corporation from 1986 to 1997 and from 2004 until 2008, and as its Co-Chief Executive Officer from 1998 to 2003. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971, has been its Chairman since 1978, and served as its Chief Executive Officer from 2004 until 2008. Mr. Schwab is Chairman of Charles Schwab Bank and Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust and Laudus Institutional Trust, all registered investment companies. Mr. Schwab was selected as a director nominee due to his public company board experience and his financial markets expertise.

H. Lee Scott, Jr. has served as a member of our Board since June 2014. Mr. Scott served as a member of the board of directors of Walmart, a discount retailer, from 1999 until June 2014. Mr. Scott also served as President and Chief Executive Officer of Walmart from January 2000 to January 2009, and as an executive officer and Chairman of the Executive Committee of Walmart’s board until January 2011. Prior to serving as President and Chief Executive Officer of Walmart, he held various other positions with Walmart, including Vice Chairman and Chief Operating Officer, as well as Executive Vice President and President and Chief Executive Officer of Walmart U.S. Mr. Scott served as a director of The Goldman Sachs Group, Inc. from May 2010 to May 2011. Mr. Scott currently serves as a director of several privately-held companies. Mr. Scott was selected as a director nominee due to his extensive senior leadership experience at a public company and his board of directors experience at public and private companies.

DIRECTORS AND CORPORATE GOVERNANCE

Jane E. Shaw, Ph.D., has served as a member of our Board since June 2014. Dr. Shaw served as a member of the board of directors of McKesson Corporation from 1992 to 2014. She also served on the board of directors of Intel Corporation from 1993 to 2012, including as its non-executive Chairman of the board from 2009 to 2012. From 1998 to 2005, Dr. Shaw served as the Chairman and Chief Executive Officer of Aerogen, Inc., a company specializing in the development of products for improving respiratory therapy. Dr. Shaw joined the ALZA Corporation, a specialty pharmaceutical company that focused on novel ways of delivering medications to the body, as a research scientist in 1970; she remained with the company for 24 years, serving as President and Chief Operating Officer from 1987 to 1994. She is also a member of the boards of directors of several private and non-profit entities. Dr. Shaw was selected as a director nominee due to her public company board experience, executive leadership and management experience and strong financial background.

Maynard G. Webb, Jr. was elected Chairman of the Board in August 2013. He has been a member of our Board since February 2012 and served as interim Chairman of the Board from April 2013 to August 2013. Mr. Webb founded Webb Investment Network, a seed-stage venture capital firm, in June 2010 and serves as its sole Limited Partner. Mr. Webb served as Chairman of the Board of LiveOps, Inc., a provider of cloud contact center solutions, from December 2008 to December 2013 and served as its Chief Executive Officer from December 2006 to July 2011. He is also a founder and director of Everwise, a cloud-based mentoring platform. Mr. Webb currently serves as a director of salesforce.com, inc., a provider of enterprise cloud computing and social enterprise solutions, and Visa Inc., a global payments technology company. Mr. Webb previously served as a director of AdMob, Inc., a mobile advertising company acquired by Google Inc. in 2009. Mr. Webb was selected as a director nominee due to his extensive senior leadership experience in management, engineering and technical operations, his mobile advertising experience and his deep knowledge of technology company operating environments.

Corporate Governance

Corporate Governance Guidelines

The Board, on the recommendation of the Nominating Committee, has adopted Corporate Governance Guidelines to assist the Board in the discharge of its duties and to set forth the Board’s current views with respect to selected corporate governance matters considered significant to our shareholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition, director membership criteria, selection of the Chairman of the Board, composition of the Board’s standing committees, director stock ownership, shareholder and other interested party communications with the Board, succession planning, and the Board’s annual performance evaluation. The Corporate Governance Guidelines can be found on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

Director Independence

The Corporate Governance Guidelines provide that a majority of our directors must be persons who, in the business judgment of the Board, qualify as independent directors under applicable Nasdaq listing standards. There are no family relationships among any of our directors or executive officers.

Each director’s relationships with the Company that have been identified were reviewed, and only those directors (i) who in the opinion of the Board have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (ii) who otherwise meet the requirements of the Nasdaq listing standards are considered independent.

DIRECTORS AND CORPORATE GOVERNANCE

The Board has determined that each of Ms. James, Mr. Levchin, Mr. McInerney, Mr. Schwab, Mr. Scott, Dr. Shaw, and Mr. Webb is independent under applicable Nasdaq listing standards for membership on the Board. The Board has also determined, as further described below, that each of these directors is independent under applicable SEC rules and Nasdaq listing standards for service on the various committees of the Board on which they serve. Ms. Mayer and Mr. Filo are not independent (as a result of their employment with the Company as Chief Executive Officer and Chief Yahoo, respectively). The Board also previously determined that John D. Hayes and Peter Liguori, who each resigned from the Board effective June 25, 2014, were independent under applicable SEC rules and the Nasdaq listing standards for membership on the Board and on all committees of the Board on which they served prior to their respective resignations.

The Board considered the transactions described below (none of which involved professional, advisory, or consulting services) in making its affirmative determination that each non-employee director is independent (or, in the case of former directors, was independent prior to his resignation) pursuant to the Nasdaq listing standards and the additional standards established by Nasdaq and the SEC for members of the audit committee and members of the compensation committee. In each case, the Board affirmatively determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not, or would not, interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director.

•

Relationships and transactions in the ordinary course of business involving aggregate payments greater than or equal to $10,000 with companies for which the following directors or former directors served as a non-employee director: Messrs. Hayes, Levchin, Liguori, McInerney, Schwab, Scott, and Webb. The amount involved in each of these transactions did not exceed one percent of the recipient entity’s annual gross revenue.

•	Transactions in the ordinary course of business with companies in which Mr. Levchin has a less than ten percent equity interest.

•

Transactions in the ordinary course of business with The Charles Schwab Corporation for which Mr. Schwab serves as executive chairman and has approximately a 13 percent equity interest. These transactions involved payments to Yahoo that did not exceed 0.5 percent of Yahoo’s annual gross revenue.

•

Transactions in the ordinary course of business with companies for which the following former directors served as an executive officer or employee: Messrs. Hayes and Liguori. The amount involved in each of these transactions did not exceed one percent of the recipient entity’s annual gross revenue.

Meetings and Committees of the Board

During 2014, the Board held 22 meetings. During 2014, each incumbent director other than Mr. Schwab attended at least 75 percent of the aggregate of the total number of meetings of the Board and of the committees on which he or she served, held during the portion of the year for which he or she was a director or committee member. (Mr. Schwab was present at 77 percent of such Board meetings, however he attended 74 percent of the aggregate of such Board and committee meetings due to missing several meetings at the end of the year due to illness.)

Independent directors of our Board meet in regularly scheduled sessions without management. The Chairman of the Board chairs the executive sessions of the Board.

DIRECTORS AND CORPORATE GOVERNANCE

The Board has a standing Audit and Finance Committee (“Audit Committee”), a standing Compensation and Leadership Development Committee (“Compensation Committee”), and a standing Nominating and Corporate Governance Committee. The Board also forms special committees and subcommittees from time to time. Each standing committee’s current chair and members are listed below, along with the number of times each standing committee met during 2014:

Committees
Name	Audit and Finance	Compensation and Leadership Development	Nominating and Corporate Governance
Susan M. James	Chair		Member
Max R. Levchin
Thomas J. McInerney	Member
Charles R. Schwab	Member
H. Lee Scott, Jr.			Chair
Jane E. Shaw, Ph.D.		Chair
Maynard G. Webb, Jr.		Member
Meetings in 2014	13	13	10

Audit and Finance Committee. The Board has determined that each member of the Audit Committee is an independent director within the meaning of applicable SEC rules and the Nasdaq listing standards. The Board has determined that each of Ms. James, Mr. McInerney, and Mr. Schwab qualifies as an audit committee financial expert within the meaning of SEC rules and satisfies the financial sophistication requirements of the Nasdaq listing standards.

The Audit Committee is governed by a charter, a copy of which is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

The overall purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. In fulfilling this purpose, the Audit Committee’s duties and responsibilities include, among other things:

•	the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm;

•	review and approval of the independent registered public accounting firm’s engagement, including the pre-approval of audit and permitted non-audit engagements;

•	oversight of the independent registered public accounting firm’s independence;

•	review of the results of the year-end audit;

•	review of the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures;

•	review of management’s financial risk assessment and financial risk management policies, and the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;

•

establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	review of compliance with the Company’s code of ethics; and

•	review and oversight of any related party transactions.

DIRECTORS AND CORPORATE GOVERNANCE

Compensation and Leadership Development Committee. The Board has determined that each member of the Compensation Committee is an independent director within the meaning of the Nasdaq listing standards, an “outside director” under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) and a “non-employee director” under Exchange Act Rule 16b-3. The Compensation Committee is governed by a charter, which is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

The Compensation Committee’s primary purpose is to oversee the Company’s compensation and employee benefit plans and practices. In carrying out this purpose, the Compensation Committee has, among others, responsibilities that include:

•	reviewing the goals and objectives of the Company’s executive compensation programs and approving or recommending to the Board any changes in these goals and objectives;

•

reviewing the Company’s equity compensation and other employee benefit plans in light of the Company’s goals and objectives for these plans and approving or recommending to the Board any changes to these plans;

•	reviewing and approving the compensation level of the Chief Executive Officer and the other executive officers, after considering the results of any annual performance evaluations;

•	reviewing and approving any employment, severance or termination arrangements to be made with any current or former executive officer of the Company;

•	establishing stock ownership guidelines applicable to the Company’s executive officers and outside directors and monitoring compliance with such guidelines;

•	establishing the criteria for granting options and other equity-based awards to the Company’s employees and approving the terms of such awards;

•	reviewing, and recommending to the Board any changes in, the compensation paid to the Company’s non-employee directors;

•	periodically reviewing the Company’s organizational development activities in order to retain and attract top leadership talent;

•	reviewing whether the Company’s compensation policies and practices create risks that are reasonably likely to create a material adverse effect on the Company; and

•	reviewing and making recommendations to the Board with respect to shareholder proposals and advisory votes related to executive compensation matters.

The Compensation Committee is also responsible for reviewing and discussing with management the Company’s Compensation Discussion and Analysis and, based on such discussion, making a recommendation to the Board on whether the Compensation Discussion and Analysis should be included in the Company’s proxy statement and/or Annual Report on Form 10-K. The Compensation Committee prepares the Compensation Committee Report for inclusion in the Company’s proxy statement and/or Annual Report on Form 10-K.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee has not delegated and has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee. The Compensation Committee may confer with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the Compensation Committee considers, among other things, the recommendations of the Chief Executive Officer. However, the Compensation Committee is solely responsible for making the final decisions on compensation for the individuals listed in the Summary Compensation Table in this proxy statement (the “Named Executive Officers”).

DIRECTORS AND CORPORATE GOVERNANCE

Pursuant to its charter, after considering such independence factors as required by the Nasdaq listing standards or applicable SEC rules, the Compensation Committee may retain or obtain the advice of a compensation consultant, legal counsel or other advisers as it deems necessary and appropriate to carry out its duties. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisers retained by them. In accordance with the Compensation Committee’s charter, it is the intention of the Compensation Committee that a compensation consultant engaged to advise the Compensation Committee with respect to executive and director compensation will not engage in work for the Company that is unrelated to executive and director compensation without prior approval of the Compensation Committee. The Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant for 2014, and FW Cook advised the Compensation Committee solely on executive and director compensation. To assist the Compensation Committee during 2014, FW Cook reported on trends and regulatory developments in executive and director compensation; identified peer companies as points of comparison; assessed compensation-related risk; compiled market data on compensation levels and practices; and made recommendations from supporting analyses covering executive compensation philosophy, program design and structure, and compensation levels and mix for our executive officers and Board members. The Compensation Committee has assessed the independence of FW Cook and concluded that its engagement of FW Cook does not raise any conflict of interest with the Company or any of its directors or executive officers.

Compensation Committee Interlocks and Insider Participation. Ms. James (former member), Mr. Webb (former Chair and current member), and Dr. Shaw (current Chair) served on the Compensation Committee during 2014. No person who served as a member of the Compensation Committee during 2014 was or is an officer or employee of the Company. No executive officer of the Company serves or served as a director or member of the compensation committee of another company who employed or employs any member of the Company’s Compensation Committee or Board.

Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating Committee is an independent director within the meaning of applicable Nasdaq listing standards. The Nominating Committee is governed by a charter, which is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

Under its charter, the responsibilities of the Nominating Committee include:

•	identifying and recommending to the Board individuals qualified to serve as directors of the Company and on the committees of the Board;

•	advising the Board with respect to matters of board composition, procedures and committees;

•

assessing the appropriateness of a director nominee who does not receive a “majority of votes cast” in an uncontested election of directors continuing to serve as a director and recommending to the Board the action to be taken with respect to any letter of resignation submitted by such director;

•

assessing the appropriateness of a director who retires or experiences a change in his or her principal occupation, employer, or principal business affiliation continuing to serve as a director and recommending to the Board the action to be taken with respect to any letter of resignation submitted by such director as required by the Corporate Governance Guidelines;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

•	overseeing the annual evaluation of the Board and its committees.

DIRECTORS AND CORPORATE GOVERNANCE

Consideration of Director Candidates. The Nominating Committee will consider director candidates recommended by shareholders. In considering director candidates, whether submitted by management, current Board members, shareholders, or other persons, the Nominating Committee will consider the qualifications and suitability of the candidate, and with regard to a candidate submitted by a shareholder, may also consider the number of shares held by the recommending shareholder and the length of time that such shares have been held.

To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The Nominating Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Board.

The shareholder recommendation and information described above must be sent to the chair of the Nominating Committee in care of the Corporate Secretary at Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089. For a candidate to be considered by the Nominating Committee for nomination to the Board at an upcoming annual meeting, a shareholder recommendation must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The Nominating Committee believes that the minimum qualifications for service as a director of the Company are that a nominee possess:

•	an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company; and

•	an impeccable reputation of integrity and competence in his or her personal and professional activities.

Pursuant to its charter, the Nominating Committee’s criteria for evaluating potential candidates are consistent with the Board’s criteria for selecting new directors. Such criteria include the possession of such knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment as may enhance the Board’s ability to manage and direct the affairs and business of the Company and, when applicable, the ability of Board committees to fulfill their duties, considered in the context of the Committee’s assessment of the perceived needs of the Board at that time. The Nominating Committee also takes into account, as applicable, the satisfaction of any independence requirements imposed by any applicable laws, regulations or rules and the Corporate Governance Guidelines.

While the Nominating Committee does not have formal objective criteria for determining the diversity desired or represented on the Board, the committee also considers and assesses the effect that potential candidates may have on Board diversity (which may include, among other things, an assessment of gender, age, race, national origin, education, professional experience, and differences in viewpoints and skills) when evaluating the Board’s composition and recommending candidates for nomination.

In connection with the Nominating Committee’s consideration of a potential director candidate, the committee may also collect and review publicly available information regarding the person to assess the suitability of the candidate and determine whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the chair or another member of the Nominating Committee may contact the candidate. Generally, if the candidate expresses a willingness to be considered and to serve on the Board, the Nominating Committee may request information from the candidate, review his or her accomplishments and qualifications and conduct one or more interviews with the candidate and members of the committee or other Board members. The Nominating Committee may consider all this information in light of

DIRECTORS AND CORPORATE GOVERNANCE

information regarding other candidates that the Nominating Committee is evaluating for membership on the Board. In certain instances, Nominating Committee members or other Board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating Committee’s evaluation process does not vary based on the source of a recommendation of a candidate, although, as stated above, in the case of a candidate recommended by a shareholder, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Board Leadership Structure

Our Board is currently led by an independent director serving as non-executive Chairman. Mr. Webb is currently serving as Chairman of the Board. Our Board has determined that having an independent director serve as the non-executive Chairman of the Board is in the best interests of shareholders at this time because it allows the Chairman to focus on the effectiveness and independence of the Board while the Chief Executive Officer focuses on executing the Company’s strategy and managing the Company’s operations and performance. In the event our Chairman of the Board is not an independent director, our Corporate Governance Guidelines provide that the independent directors of the Board will appoint from among themselves a lead independent director with such duties and other responsibilities as may be assigned from time to time by the Board.

The Board’s Role in Risk Oversight

The Board, as a whole and through its committees, serves an active role in overseeing management of the Company’s risks. The Company’s officers are responsible for day-to-day risk management activities. The full Board monitors risks through regular reports from each of the committee chairs and the General Counsel, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets with key management personnel and representatives of outside advisers as required.

The Audit Committee reviews risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosures, internal control over financial reporting, investment guidelines and credit and liquidity matters, programs and policies relating to legal compliance and strategy, and the Company’s operational infrastructure, particularly reliability, business continuity and capacity.

The Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers and other compensation programs to avoid incentives that would promote excessive risk-taking that are reasonably likely to have a material adverse effect on the Company. With respect to the Company’s compensation arrangements, the Company has reviewed its compensation policies and practices and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In particular, the Compensation Committee, with input from its independent compensation consultant, FW Cook, assessed the compensation arrangements for the Company’s executive officers and reviewed incentive and commission arrangements below the executive level, and concluded that they do not encourage unnecessary or excessive risk-taking. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives for its officers provides an effective and appropriate mix of incentives to focus them on long-term shareholder value creation and does not encourage taking short-term risks at the expense of long-term results.

The Nominating Committee oversees risks associated with operations of the Board and its governance structure.

Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

DIRECTORS AND CORPORATE GOVERNANCE

Policy Against Hedging and Pledging

The Company recognizes that hedging against losses in Company shares may disturb the alignment between shareholders and executives that the Company’s stock ownership policy (as described below in the section titled “Compensation Discussion and Analysis”) and equity awards are intended to build. Accordingly, the Company has incorporated prohibitions on various hedging activities within its insider trading policy, which applies to directors, officers and employees. The policy prohibits all short sales of Company stock and any trading in derivatives (such as put and call options or forward transactions) that relate to Company securities. The insider trading policy also prohibits pledging Company stock as collateral for a loan, purchasing Company stock on margin, and holding Company stock in a margin account.

Code of Ethics

The Board has a code of ethics, which is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

The Company’s code of ethics applies to the Company’s directors and employees, including our Chief Executive Officer, Chief Financial Officer, and Global Controller and Chief Accounting Officer, and to contractors of the Company. The code of ethics sets forth the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. We intend to disclose any amendment to, or waiver from, the code of ethics for our directors and executive officers, including our Chief Executive Officer, Chief Financial Officer, or Global Controller and Chief Accounting Officer or persons performing similar functions, as may be required by applicable SEC and Nasdaq rules by posting such information on our website, at the address and location specified above.

Succession Planning

Management Succession. The Board considers succession planning and senior management development to be one of its most important responsibilities. In accordance with the Corporate Governance Guidelines, the Board is responsible for reviewing the Company’s succession planning and senior management development, considering, among other factors the Board deems appropriate, the Company’s strategic direction, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. To assist the Board with its review, the Corporate Governance Guidelines require the Chief Executive Officer to provide the Board with a performance assessment of senior management and their succession potential to the position of Chief Executive Officer, including in the event of an unexpected emergency, along with a review of any development plans recommended for such individuals. Members of management with high potential to succeed in the Company are provided with additional responsibilities to expose them to diverse areas within the Company, with the goal of developing well-rounded and experienced senior leaders. These individuals may also be positioned to interact more frequently with the Board so that the directors can become familiar with these executives. The Board and the Chief Executive Officer also have the authority to consider persons outside of the Company and to engage third-party consultants or search firms to assist in the succession planning process. In addition, the Compensation Committee is responsible for periodically reviewing the Company’s organizational development activities in order to retain and attract top leadership talent. The Compensation Committee reports the summary results of this assessment to the Board.

Director Succession. In accordance with the Corporate Governance Guidelines, succession planning for directors is the responsibility of the full Board, with the assistance of the Nominating Committee. As described above under “—Nominating and Corporate Governance Committee,” the Nominating Committee regularly reviews the composition of the Board and assesses the balance of knowledge, experience, skills, expertise, and diversity that is appropriate for the Board as a whole. The Board also discusses the results of the Board’s annual self-evaluation to determine what action, if any, would improve Board and committee performance. When it is determined that a new director should be added to the Board or that a successor to a current director is necessary or desirable, the Nominating Committee considers the appropriate mix of experience, skills and other attributes that a director candidate should possess or exhibit in order to complement and enhance the effectiveness of the Board as a whole. Based on these ideal attributes, the Nominating Committee identifies and recommends to the Board individuals qualified to serve as directors of the Company. The full Board then evaluates and selects director

DIRECTORS AND CORPORATE GOVERNANCE

nominees for election to the Board at the annual meetings of shareholders and for filling vacancies or new directorships on the Board that may occur between annual meetings. The Nominating Committee may periodically engage a third-party search firm to assist the Nominating Committee and the Board in identifying potential director candidates for appointment to the Board in the event of both planned and unplanned vacancies on the Board. The Board also periodically evaluates whether potential successors to the position of Chairman of the Board are qualified for such role based on the ideal skills, experience, and characteristics of a chairman that the Board deems to be in the best interest of the shareholders at that time.

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, or the non-employee directors as a group, any Board committee or any chair of any committee by mail or electronically. To communicate with the Board or any member, group or committee thereof, correspondence should be addressed to the Board or any member, group or committee thereof by name or title. All such correspondence should be sent “c/o Corporate Secretary” at 701 First Avenue, Sunnyvale, California 94089 or electronically to CorporateSecretary@yahoo-inc.com.

All communications received as set forth in the preceding paragraph will be opened and reviewed by the Corporate Secretary or his or her designees for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary or his or her designee will forward copies of all correspondence that, in the opinion of the Corporate Secretary or his or her designee, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board.

Policy for Director Attendance at Annual Meeting of Shareholders

It is the Company’s policy that directors are invited and encouraged to attend the annual meeting of shareholders. At the 2014 annual meeting of shareholders, all but one of the directors elected to the Board were in attendance.

Director Compensation

We pay our non-employee directors annual cash retainer fees and grant them restricted stock units (“RSUs”), as described below.

Cash Compensation. Our non-employee director compensation program includes a basic annual cash retainer for serving as a director, plus additional retainers for members who take on additional roles. In 2014, our Board approved changes to the retainer amounts, which are effective for 2015, as shown below. All of the cash retainers are paid quarterly in arrears (and are pro-rated for partial periods of service).

	Annualized Cash Retainers
	Non- Employee Director	+ Non- Executive Chairman of the Board	+ Chair of the Audit Committee	+ Chair of the Compensation Committee	+ Chair of the Nominating Committee	+ Member of the Audit Committee*	+ Member of the Compensation Committee*	+ Member of the Nominating Committee*
2014	$80,000	$200,000	$35,000	$15,000	$15,000	$10,000	$0	$0
2015	$60,000	$200,000	$35,000	$35,000	$15,000	$10,000	$10,000	$0

*	For committee members other than the chair of such committee.

DIRECTORS AND CORPORATE GOVERNANCE

Equity Awards in Lieu of Cash Fees. Under the terms of the Yahoo! Inc. Directors’ Stock Plan (the “Directors’ Plan”), each non-employee director may elect to have his or her fees that would otherwise be paid in cash converted into an equity award. Elections need to be made in advance (generally by December 31 of the prior year, or prior to joining the Board in the case of newly-elected or appointed directors) and awards are immediately vested upon grant. For 2014, directors could elect either stock options or RSUs. Commencing in 2015, the stock option alternative has been eliminated.

•

Stock Options. Each director who elected stock options in lieu of cash fees for 2014 received quarterly stock option awards covering a number of shares of the Company’s common stock determined by multiplying his or her quarterly fee by three and dividing the product by the fair market value (i.e., the closing price) of a share of the Company’s common stock on the grant date, which was generally the last day of the calendar quarter for which the applicable fee would otherwise have been paid. The exercise price of the stock option was equal to the fair market value of a share of the Company’s common stock on the grant date.

•

Restricted Stock Units. Each director who elects restricted stock units in lieu of cash fees is granted a number of RSUs each quarter equal to the amount of his or her quarterly fee divided by the fair market value (i.e., the closing price) of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fee would otherwise have been paid.

Annual RSU Award. Our non-employee director compensation program also includes an annual award of restricted stock units, generally granted on the date of our annual meeting to the directors elected (or re-elected) at the meeting. Under the terms of the Directors’ Plan, in 2014 the number of annual RSUs was determined by dividing $220,000 by the closing price of the Company’s common stock on the date of grant. Starting with the 2015 annual meeting, the annual RSU award under the Directors’ Plan will be based on a value of $240,000.

New directors appointed or elected to the Board other than in connection with an annual meeting will receive an initial award of RSUs upon their appointment or election, with the number of RSUs determined as described above and pro-rated based on the portion of the year that has passed since the last annual meeting.

These RSUs granted on the date of the annual meeting are scheduled to vest ratably, on a quarterly basis in arrears, with the final installment scheduled to vest on the first anniversary of the date of grant (or, if earlier, the day before the next annual meeting of shareholders). Vesting is subject to continued service on the Board through the vesting date. The vesting schedule for a pro-rated award to a new director will coincide with the remaining vesting dates of the awards granted on the date of the prior annual meeting.

Under the Directors’ Plan, all vested RSUs—including annual awards and RSUs in lieu of cash fees—are generally paid in an equivalent number of shares of common stock on the earlier of the date the non-employee director’s service terminates and the first anniversary of grant, subject to any valid election by the non-employee director to defer the payment date. Subject to the aggregate share limit set forth in the Directors’ Plan, the Board may from time to time prospectively change the relative mixture of stock options and RSUs for the initial and annual award grants to non-employee directors and the methodology for determining the number of shares of the Company’s common stock subject to these awards without shareholder approval.

The Directors’ Plan provides certain benefits that are triggered by certain corporate transactions or death or total disability. In the event of the dissolution or liquidation of the Company, consummation of a sale of all or substantially all of the assets of the Company, or consummation of the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50 percent of the shares of the Company entitled to vote are exchanged (a “Corporate Transaction”), options and RSUs granted under the Directors’ Plan will become fully vested, and the Company will provide each director optionee either a reasonable time within which to exercise the option or a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such Corporate Transaction. Outstanding RSUs will generally be paid in an equivalent number of shares of common stock immediately prior to the effectiveness of such Corporate Transaction. In the event of the director’s death or total disability, options and RSUs granted under the Directors’ Plan will become fully vested and, in the case of RSUs, immediately payable.

DIRECTORS AND CORPORATE GOVERNANCE

In addition, non-employee directors may participate in the Company’s matching charitable awards program, which provides up to $1,000 in matching contributions per calendar year to eligible non-profit organizations. The Company also reimburses its non-employee directors for their out-of-pocket expenses incurred in connection with attendance at Board, committee and shareholder meetings, and other business of the Company.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the Company’s non-employee directors as set forth in the Corporate Governance Guidelines with the exact share ownership requirements periodically established by the Board. The current share ownership requirements set by the Board provide that each non-employee director should own shares of the Company’s common stock equal in value to five times the annual Board cash retainer then in effect (or $300,000 in 2015 based on the Board’s current annual cash retainer of $60,000). A non-employee director who does not satisfy the required Company stock ownership level must retain at least 50 percent of the net shares he or she receives upon exercise or payment, as the case may be, of Company equity awards. For this purpose, the “net” shares received upon exercise or payment of an award are the total number of shares received, less the shares needed to pay any applicable exercise price of the award. Vested but unpaid RSUs count toward satisfaction of this requirement, but unexercised options do not (regardless of whether they are vested). Shares held in a trust established by the director (and/or his or her spouse) for estate planning purposes count toward satisfaction of this requirement if the trust is revocable by the director (and/or his or her spouse) or for the benefit of his or her family members.

Director Compensation Table—2014

The following table presents fiscal year 2014 compensation information for Yahoo’s non-employee directors who served during any part of the year. Yahoo’s two employee directors during 2014, Ms. Mayer and Mr. Filo, received no additional compensation for their service on the Board. (For their compensation as employees, see the Summary Compensation Table on page 71.)

The “Stock Awards” and “Option Awards” columns below present the aggregate grant date fair value of equity awards (as computed for financial accounting purposes) and do not reflect whether the recipient has realized a financial benefit from the awards (such as by vesting in stock or exercising options).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)	Total ($)

Current Directors:
Susan M. James	115,000	219,982	0	0	334,982
Max R. Levchin(5)	0	219,982	68,679	0	288,661
Thomas J. McInerney	90,000	219,982	0	0	309,982
Charles R. Schwab(6)	0	219,982	37,969	0	257,951
H. Lee Scott, Jr.(7)	0	219,982	40,075	0	260,057
Jane E. Shaw, Ph.D.(8)	42,460	219,982	0	0	262,442
Maynard G. Webb, Jr.(9)	0	219,982	256,794	0	476,776

Former Directors:
John D. Hayes(10)	0	0	41,701	0	41,701
Peter Liguori(11)	38,901	0	0	0	38,901

DIRECTORS AND CORPORATE GOVERNANCE

(1)

Cash amounts differ, in part, because some directors elected pursuant to our director compensation program to receive stock options in lieu of their quarterly cash fees for Board and committee service (see “—Director Compensation,” above). Amounts in this column exclude fees for Board service earned in the fourth quarter of 2013 and paid on January 10, 2014, and include fees for Board service earned in the fourth quarter of 2014 and paid on January 23, 2015.

(2)

As required by SEC rules, the columns “Stock Awards” and “Option Awards” present the aggregate grant date fair value (and the notes below present the individual grant date fair values) of each director’s equity awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ 718 Compensation—Stock Compensation (“FASB ASC 718”). These amounts do not reflect whether the director has realized a financial benefit from the awards (such as by vesting in stock or exercising options). For information on the valuation assumptions used in these computations, refer to Note 14—“Employee Benefits” in the Notes to Consolidated Financial Statements in our 2014 Form 10-K.

(3)

On June 25, 2014, each of the non-employee directors elected at the 2014 Annual Meeting of Shareholders (namely, Ms. James, Dr. Shaw, and Messrs. Levchin, McInerney, Schwab, Scott, and Webb) was automatically granted an award of 6,616 restricted stock units (“RSUs”) under the Directors’ Plan. Each of these awards had a grant date fair value of $219,982. The number of unvested restricted stock units held on December 31, 2014 by each person listed in the table above was as follows: Mr. Hayes (0), Ms. James (3,308), Mr. Levchin (3,308), Mr. Liguori (0), Mr. McInerney (3,308), Mr. Schwab (3,308), Mr. Scott (3,308), Dr. Shaw (3,308), and Mr. Webb (3,308). The Directors’ Plan provides that non-employee directors may elect to defer payment of restricted stock units in certain circumstances. The number of vested but unpaid restricted stock units held on December 31, 2014 by each person listed in the table above was as follows: Mr. Hayes (0), Ms. James (44,673), Mr. Levchin (3,308), Mr. Liguori (0), Mr. McInerney (3,308), Mr. Schwab (3,308), Mr. Scott (3,308), Dr. Shaw (3,308), and Mr. Webb (3,308).

(4)

The number of outstanding stock options held on December 31, 2014 by each person listed in the table above was as follows: Mr. Hayes (1,761), Ms. James (0), Mr. Levchin (15,848), Mr. Liguori (0), Mr. McInerney (0), Mr.Schwab (3,118), Mr. Scott (3,291), Dr. Shaw (0), and Mr. Webb (61,679).

(5)

In lieu of cash, Mr. Levchin elected to receive his quarterly Board and committee fees for 2014 in the form of options to purchase the Company’s common stock. Accordingly, we granted Mr. Levchin an option to purchase 1,671 shares on March 31, 2014 with an exercise price of $35.90 per share, which had a grant date fair value of $19,206; an option to purchase 1,707 shares on June 30, 2014 with an exercise price of $35.13 per share, which had a grant date fair value of $16,836 an option to purchase 1,472 shares on September 30, 2014 with an exercise price of $40.75 per share, which had a grant date fair value of $15,837; and an option to purchase 1,187 shares on December 31, 2014 with an exercise price of $50.51 per share, which had a grant date fair value of $16,800.

(6)

Mr. Schwab was elected to the Board on June 25, 2014. In lieu of cash, Mr. Schwab elected to receive his quarterly Board and committee fees for 2014 in the form of options to purchase the Company’s common stock. Accordingly, we granted Mr. Schwab an option to purchase 126 shares on June 30, 2014 with an exercise price of $35.13 per share, which had a grant date fair value of $1,243; an option to purchase 1,656 shares on September 30, 2014 with an exercise price of $40.75 per share, which had a grant date fair value of $17,817; and an option to purchase 1,336 shares on December 31, 2014 with an exercise price of $50.51 per share, which had a grant date fair value of $18,909.

(7)

Mr. Scott was elected to the Board on June 25, 2014. In lieu of cash, Mr. Scott elected to receive his quarterly Board and committee fees for 2014 in the form of options to purchase the Company’s common stock. Accordingly, we granted Mr. Scott an option to purchase 133 shares on June 30, 2014 with an exercise price of $35.13 per share, which had a grant date fair value of $1,312; an option to purchase 1,748 shares on September 30, 2014 with an exercise price of $40.75 per share, which had a grant date fair value of $18,806; and an option to purchase 1,410 shares on December 31, 2014 with an exercise price of $50.51 per share, which had a grant date fair value of $19,957.

(8)	Dr. Shaw was elected to the Board on June 25, 2014.

(9)

In lieu of cash, Mr. Webb elected to receive his quarterly Board and committee fees for 2014 in the form of options to purchase the Company’s common stock. Accordingly, we granted Mr. Webb an option to purchase 6,371 shares on March 31, 2014 with an exercise price of $35.90 per share, which had a grant

DIRECTORS AND CORPORATE GOVERNANCE

date fair value of $73,226; an option to purchase 6,499 shares on June 30, 2014 with an exercise price of $35.13 per share, which had a grant date fair value of $64,100; an option to purchase 5,429 shares on September 30, 2014 with an exercise price of $40.75 per share, which had a grant date fair value of $58,410; and an option to purchase 4,314 shares on December 31, 2014 with an exercise price of $50.51 per share, which had a grant date fair value of $61,059.

(10)

Mr. Hayes did not stand for re-election at the 2014 annual meeting and, accordingly, his Board service ended on June 25, 2014. In lieu of cash, Mr. Hayes elected to receive his quarterly Board and committee fees for 2014 in the form of options to purchase the Company’s common stock. Accordingly, we granted Mr. Hayes an option to purchase 1,984 shares on March 31, 2014 with an exercise price of $35.90 per share, which had a grant date fair value of $22,804; and an option to purchase 1,916 shares on June 30, 2014 with an exercise price of $35.13 per share, which had a grant date fair value of $18,898.

(11)	Mr. Liguori did not stand for re-election at the 2014 annual meeting and, accordingly, his Board service ended on June 25, 2014.

Required Vote

Each of the directors will be elected by a majority of votes cast, meaning that the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” that director nominee. This required vote is explained above in the section titled “Proposal 1—Election of Directors—Voting Standard.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Proposal 2 — Advisory Vote To Approve Executive Compensation

We are providing our shareholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis). This proposal is referred to as a “say-on-pay” proposal.

Compensation Philosophy. The Compensation Committee believes in a disciplined pay-for-performance approach to executive compensation and has established a rigorous, performance-oriented compensation program for our executive officers. The core goals of our executive compensation philosophy are to:

➢	attract and retain the most talented people in an extremely competitive marketplace;

➢	compensate key executives at competitive but responsible levels;

➢	provide equity-based compensation to align executives’ interests with those of our shareholders; and

➢	provide performance-based compensation to enhance the focus on particular goals and to reward those who make significant contributions to our performance.

Key Features of our Compensation Programs. Some of the key features of our current executive compensation program include:

✓

We tie pay to performance: both our annual cash incentive bonuses and our long-term incentive equity awards are tied to the achievement of performance goals and the ultimate value of our long-term incentive equity awards is tied to our stock price, aligning it with shareholder interests.

✓

Our equity awards in 2014 reflected a balance between multiple short- and long-term incentives. These awards were approximately 50 percent in the form of restricted stock units with time-based vesting requirements, and 50 percent in the form of restricted stock units with time- and performance-based vesting requirements (with multiple financial metrics used to determine performance).

✓

Cash incentive bonus opportunities under our 2014 Executive Incentive Plan were tied to company and individual performance. The company performance factor was based on multiple financial metrics and operational performance, including the Company’s achievement of operational objectives for the year. The Compensation Committee also took the executives’ individual performance into account in determining cash incentive awards.

Alignment with Shareholder Interests. In years such as 2014, when our stock price increased 25 percent from the start of the year to the end of the year (reflecting $6.3 billion of increased market capitalization and value created for shareholders), our executives will have the potential to realize gains through their equity-based compensation. In years in which we do not perform as well, the value our executives may realize from their equity-based compensation will similarly reflect that performance and will be lower. As discussed in more detail in the Compensation Discussion and Analysis, the rigor of our performance-based goals is evidenced by the fact that, despite the strong performance of our stock price in 2014, our performance-based equity awards that were tied to 2014 financial performance vested at significantly less than the target levels—vesting results were 69 percent of the target shares for the performance options, and only 36 percent of the target shares for our Named Executive Officers’ performance RSUs.

SAY ON PAY PROPOSAL

We also believe that shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓	We do not have minimum payment levels under our Executive Incentive Plan or for our performance-based equity awards.

✓	We do not provide material perquisites.

✓	We do not pay taxes on our executives’ behalf through “gross-up” payments (other than for a business-related relocation).

✓

Our change-in-control policy has a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits are triggered automatically by any change in control).

✓	We do not reprice “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without shareholder approval.

✓	Our executive officers are subject to a stock ownership policy, which requires them to retain a portion of newly vested equity awards until they have satisfied the policy.

✓

We have a recoupment (or “clawback”) policy that allows the Board to recover cash- and equity-based incentive awards from executives in certain circumstances if Yahoo has to restate its financial results.

✓	We prohibit pledging of, and hedging against losses in, Yahoo securities in our insider trading policy, which is applicable to all employees, including our executive officers.

✓	Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

✓	We seek annual shareholder feedback on our executive compensation program.

✓	We carefully monitor and take into account the dilutive impact of our equity awards.

Response to Last Year’s Say on Pay Vote. At our annual meeting in June 2014, approximately 91.5 percent of votes cast were in favor of our executive compensation program. The Compensation Committee believes these results demonstrate that shareholders support the rigorous performance-based compensation program we put in place in late 2012 and early 2013 and which we retained in 2014. We have implemented a similar rigorous performance-based compensation program for 2015.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board requests your advisory vote on the following resolution at the annual meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of shareholders. It is expected that the next such vote will occur at the 2016 annual meeting of shareholders.

SAY ON PAY PROPOSAL

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve, on an advisory basis, the Company’s executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF EXECUTIVE COMPENSATION. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

We are asking our shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

PricewaterhouseCoopers has served as the Company’s external auditor continuously since February 1996 and has been appointed by the Audit Committee to continue as the Company’s independent external auditor for 2015. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers to serve as the Company’s independent external auditor is in the best interests of the Company and its shareholders.

The Board of Directors’ Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. In conjunction with the legally mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of PricewaterhouseCoopers’ current lead engagement partner, whose period of service began in 2013. Furthermore, in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent external audit firm.

Although ratification of the appointment of PricewaterhouseCoopers is not required by our organizational documents or applicable law, the Audit Committee and the Board believe it is a good corporate governance practice to request shareholder ratification of the Audit Committee’s appointment of the Company’s independent registered public accounting firm. In the event that ratification of this appointment is not approved by a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the matter, the Audit Committee will consider this fact in connection with its future appointment of an independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers will be present at the annual meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Proposal 4 — Shareholder Proposal

Mr. John Harrington, 1001 2nd Street, Suite 325, Napa, CA 94559, has represented that he owns 500 shares of the Company’s common stock and has given notice of his intention to present a proposal at the annual meeting. The proposal and the proponent’s supporting statement appear below in italics.

The Board opposes adoption of the proposal and asks shareholders to review the Board’s response, which follows the proposal and the proponent’s supporting statement.

The Board recommends that you vote “AGAINST” the shareholder proposal.

Shareholder Proposal

Whereas, while Human Rights have traditionally been the domain of international law, in the era of globalization and technological change, privacy and freedom of expression have become among the most salient policy issues for multinational corporations;

Whereas, it is internationally acknowledged that “existing legal frameworks .are no longer appropriate” for handling the explosion of communications and content crossing international boundaries, and “conceptualizations of existing human rights laws have not kept up with the modern and changing communications and surveillance capabilities”1;

Whereas, our international exposure to conflict in human rights is significant as Yahoo operates in 50 countries in a highly competitive, elaborate network of partners and subsidiaries with complex social demands and complicated legal systems, all in an extremely unsettled regulatory environment;

Whereas, Yahoo works in countries with poor human rights records, have faced legal claims including unlawful activity and personal injury, and are continually at risk of negatively affecting human rights through our operations and compliance with foreign governments;

Whereas, our company is facing mounting uncertainties regarding national and international government regulations and human rights laws;

Whereas, Yahoo is exposed to significant harm to our business operations and financial condition because of extraordinary demands on our resources with the unprecedented surveillance frequency, capacity, and government requests for data, as well as increasing compliance costs for numerous and sometimes conflicting US and foreign laws, regulations, and their interpretations;

Whereas, all of these risks may expose Yahoo to potentially significant civil or criminal liabilities, penalties, and negative publicity, damaging our reputation and our business;

Whereas, nations, democratic and authoritarian alike, are actively crafting rules regarding free speech and privacy2, and multinational corporations are increasingly influencing legal and regulatory frameworks and proving a defining force in technological global governance3;

(1)	https://en.necessaryandproportionate.org/text

(2)	http://www.newrepublic.com/article/113045/free-speech-internet-silicon-valley-making-rules

(3)	Ibid

SHAREHOLDER PROPOSAL

Whereas, none of our current Directors or Corporate Committees have any explicit responsibility for overseeing human rights issues, including privacy and freedom of speech; be it therefore

RESOLVED that shareholders request the Board to direct the Governance Committee to create a standing committee to oversee the Company’s responses to domestic and international developments in human rights that affect our company.

Supporting Statement

The committee should be directed, as a minimum to address human rights issues of private and government surveillance, and rights of freedom of expression and association. As one of our Executives recently wrote on a corporate blog regarding surveillance and human rights, “The United States should lead the world when it comes to transparency, accountability, and respect of civil liberties and human rights.”4 With the growing importance of multinational corporation participation in the defining of new, international laws and regulations, and with the significant harm our company faces in the wake of this new era, our company needs to actively consider human rights issues at the highest level.

Board of Directors’ Statement AGAINST Shareholder Proposal

The Board opposes the proposal because Yahoo already has extensive policies and practices that the Board believes are effective to oversee Yahoo’s responses to domestic and international developments in human rights affecting Yahoo, including freedom of expression and privacy rights. We note that shareholders overwhelmingly rejected, by more than 96% of the votes cast, a nearly identical proposal submitted by the proponent at Yahoo’s 2014 annual meeting of shareholders.

In 2008, in recognition that Yahoo’s business, products, technology and operating footprint increasingly intersect with freedom of expression and privacy issues around the world, Yahoo launched the Yahoo Business & Human Rights Program (the “BHRP”). The BHRP is guided by Yahoo’s commitment to human rights and brings together a team of senior professionals from across Yahoo to integrate human rights decision-making into Yahoo’s business operations. The BHRP implements its mission through a number of core initiatives, including:

•	Developing an accountability framework designed to assess Yahoo’s performance in meeting Yahoo’s overall goals relating to human rights issues;

•	Developing guiding principles and operational guidelines that translate Yahoo’s support for freedom of expression and privacy into practical steps to be followed by employees;

•

Conducting Human Rights Impact Assessments, which examine the human rights landscape in prospective new markets, evaluate the potential challenges to freedom of expression and privacy that might result from the proposed offering of Yahoo’s services in those markets, and offer strategic approaches to protect the rights of Yahoo’s users in those markets;

•	Engaging with internal and external stakeholders such as users, employees, human rights groups, academics, and U.S. and foreign government agencies;

•

Establishing and maintaining a website (yahoobhrp.tumblr.com) and email alias (bhrp@yahoo-inc.com) to inform internal and external stakeholders about Yahoo’s human rights initiatives and to provide a mechanism to engage directly with stakeholders;

•

Launching and hosting learning forums and other events focused on efforts to protect and promote human rights in the Internet and Communications Technology (“ICT”) sector, including (1) the Yahoo Business & Human Rights Summit in 2009, 2010 and 2011, (2) Yahoo’s Change Your World series of events held in Cairo, Washington D.C. and Mexico City in 2012 and in Amman in 2014, and (3) Yahoo’s “User First” human rights boot camp for technology start-ups in Silicon Valley in 2013 and in Miami in 2014;

(4)	http://yahoopolicy.tumblr.com/post/60753842342/yahoo-files-suit-demanding-greater-accountability-from

SHAREHOLDER PROPOSAL

•

Creating the Yahoo Human Rights Fund, which Yahoo established to provide humanitarian and legal support to political dissidents who have been imprisoned for expressing their views online, as well as assistance to their families; and

•	Establishing fellowships at Stanford University and Georgetown University, each created for the purpose of advancing scholarship on global values, freedom of the press and the Internet.

Through Yahoo’s leadership role as a founding member of the Global Network Initiative (“GNI”), Yahoo is also working to translate the principles of freedom of expression and privacy into practical standards for use in Yahoo’s business. GNI resulted from a collaborative, multi-year effort involving an international group of information and communications technology companies, human rights organizations, academics, investors and technology leaders. GNI members are committed to protecting freedom of expression and privacy, partnering with others in a multi-stakeholder setting to ensure collective governance and accountability, and promoting the GNI and its objectives throughout the world.

The GNI has produced principles that provide direction and guidance to ICT companies to assist them in protecting and advancing freedom of expression and privacy when they encounter laws, regulations and policies that interfere with these fundamental human rights. Yahoo has adopted policies and procedures to implement these principles and, along with other participating companies has been assessed by an independent third party, accredited by the GNI, to ensure that the principles are reflected in Yahoo’s business operations.

In January 2014, the GNI published on its website (www.globalnetworkinitiative.org) the results of the independent third party’s 2013 assessment of Yahoo’s human rights policies, which found that Yahoo is making good faith efforts to implement GNI’s principles. In November 2014, the BHRP provided an update to the GNI board based on a self-assessment against the recommendations made in 2013. Yahoo will be assessed again in 2015.

In 2013, Yahoo also published its first global transparency report on government requests for user data and committed to regularly update this information on its website. Yahoo published updates to this report in February, March, and September 2014, and March 2015. In its September 2014 update, Yahoo expanded the report to include government requests for content removal. Copies of these reports are available in the “Corporate Governance” section of Yahoo’s investor relations website, investor.yahoo.net, under “Transparency.”

The head of Yahoo’s BHRP, who reports to Yahoo’s Vice President and Deputy General Counsel, Global Public Policy, is responsible for overseeing the initiatives described above and for leading Yahoo’s efforts to promote privacy and free expression on the Internet and to identify innovative solutions to human rights challenges. Yahoo’s Board receives updates prepared by the BHRP on issues related to global human rights risks and opportunities through periodic policy reports from Yahoo’s General Counsel and in July 2014, the BHRP also presented and discussed its activities directly with the Board. The Board believes that the BHRP and its core team of Yahoo employees, under the oversight of Yahoo’s Vice President and Deputy General Counsel, Global Public Policy, and Yahoo’s General Counsel, are in the best position, through their day-to-day involvement in Yahoo’s business operations and detailed understanding of the legislative and regulatory landscape in which Yahoo operates, to oversee Yahoo’s human rights practices and initiatives and to make informed judgments as to what policies and practices are most likely to promote the best interests of Yahoo’s users, shareholders and other stakeholders.

Through the policies and practices described above, the Board believes that Yahoo has in place an effective system for overseeing Yahoo’s responses to domestic and international developments in human rights affecting Yahoo and that the creation of a standing committee of the Board is not necessary or advisable and would involve making regular BHRP updates to a subset of the Board, rather than to the full Board, as is Yahoo’s current practice.

SHAREHOLDER PROPOSAL

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

Recommendation of the Board of Directors

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Proposal 5 — Shareholder Proposal

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has represented that he owns no fewer than 260 shares of the Company’s common stock and has given notice of his intention to present a proposal at the annual meeting. The proposal appears below in italics.

The Board opposes adoption of the proposal and asks shareholders to review the Board’s response, which follows the proponent’s proposal.

The Board recommends that you vote “AGAINST” the shareholder proposal.

Shareholder Proposal

Proposal 5 — Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting. However 25% of Yahoo! shareholders are required to call a special meeting.

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

Marissa Mayer was given $24 million in 2013 Total Realized Pay while shareholders could have a 15% potential stock dilution. GMI said unvested equity pay partially or fully accelerates upon CEO termination. Accelerated equity vesting allows executives to realize lucrative pay without necessarily having earned it through strong performance. Yahoo! had not disclosed specific, quantifiable performance objectives for our CEO. Disclosure of performance metrics is essential for investors to assess the rigor of executive incentive pay plans. Our CEO’s annual incentives did not rise or fall in line with annual financial performance.

GMI Ratings, an independent investment research firm, said multiple related party transactions and other potential conflicts of interest involving our company’s board or senior managers should be reviewed in greater depth. David Filo was an executive on our board in addition to our CEO. Fortunately Mr. Filo was not assigned to any board committee.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent—Proposal 5

SHAREHOLDER PROPOSAL

Board of Directors’ Statement AGAINST Shareholder Proposal

The Board has carefully considered the proposed right for shareholders to act by written consent without a meeting and, for the reasons outlined below, the Board believes that it is not in the best interests of Yahoo and its shareholders.

The Board believes that our shareholders are better served by holding shareholder meetings for which all shareholders receive notice, and at which all shareholders have an opportunity to consider and discuss the proposed actions and vote their shares. Consistent with this view, our Bylaws give shareholders owning at least 25 percent of our outstanding common stock the right to call a special meeting. With this special meeting right, our shareholders already have the opportunity to raise important matters both on an annual basis at our annual meeting of shareholders as well as at special meetings held outside the annual meeting process.

Shareholder meetings offer important protections and advantages that are absent from the written consent process, including the following:

•

in connection with shareholder meetings, complete information about the proposed action is distributed in advance to all shareholders in a proxy statement, which enables a well-informed evaluation of the merits of the proposed action;

•	shareholder meetings include consideration of proposals submitted by shareholders in accordance with our Bylaws and Rule 14a-8 of the SEC;

•	shareholder meetings take place on specified dates that are publicly announced in advance, giving all shareholders a chance to express their views and cast their votes;

•	shareholder meetings provide stockholders with a forum for open discussion and consideration of the proposed shareholder action; and

•	prior to shareholder meetings, the Board has an opportunity to analyze and provide a recommendation with respect to the proposed action.

In contrast to shareholder meetings, the written consent process, as proposed, undermines the important deliberative process in which the informed views of all shareholders, management and the Board are considered. Shareholder action by written consent would make it possible for the holders of a bare majority of our outstanding common shares to take significant corporate action without any prior notice to the Company or other Yahoo shareholders, and without giving all shareholders an opportunity to consider, discuss and vote on shareholder actions that may have important ramifications for both Yahoo and our shareholders. Further, because shareholder action by written consent can be effected without soliciting the consents of all shareholders, this approach could be used to disenfranchise selected and smaller shareholders by denying them the opportunity to participate in the written consent. The Board believes that these possible outcomes are contrary to principles of shareholder democracy and good corporate governance.

The written consent process also has the potential to create confusion since multiple groups of shareholders would be able to solicit written consents at any time and as frequently as they choose on a range of issues, some of which may be duplicative or conflicting. Addressing such actions could impose significant administrative and financial burdens on the Company with no corresponding benefit to shareholders. Additionally, shareholder action by written consent could be used by a group of shareholders to pursue personal agendas or significant corporate actions that are not in the best interests of all shareholders.

SHAREHOLDER PROPOSAL

The Board believes its existing strong corporate governance practices make adoption of this proposal unnecessary. In addition to the right of shareholders to call special meetings at a 25 percent threshold, the following Yahoo corporate governance provisions empower shareholders to express their views or take action and promote Board accountability:

•	a majority voting standard in uncontested director elections;

•	annual election of all directors;

•	a mechanism for shareholders to communicate directly with the Board;

•	no shareholder rights plan;

•	no supermajority voting provisions; and

•	independent Board leadership, including a majority of independent directors and an independent Chairman of the Board.

Finally, the Board notes that the proposal contains assertions regarding the Company’s executive compensation and related party transactions that we believe are incorrect and are not relevant in evaluating the proposal’s advisability.

For the reasons outlined above, the Board believes the adoption of this proposal is not in the best interests of Yahoo and its shareholders.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal is required to approve this proposal.

Recommendation of the Board of Directors

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

Beneficial Ownership of Principal Shareholders and Management

The following table presents the number of shares of our common stock that were beneficially owned as of April 1, 2015 (except where another date is indicated) by (i) known beneficial owners of five percent or more of our common stock, (ii) each current director and director nominee, (iii) each Named Executive Officer, and (iv) all current directors and current executive officers of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
David Filo	70,761,390	7.5%
701 First Avenue Sunnyvale, CA 94089
BlackRock, Inc.(3)	55,942,047	6.0%
55 East 52nd Street New York, NY 10022
Vanguard Group, Inc.(4)	46,883,344	5.0%
P.O. Box 2600 Valley Forge, PA 19482
Marissa A. Mayer(5)	3,174,534	*
Henrique de Castro(6)	804,085	*
Ken Goldman(7)	788,065	*
Ronald S. Bell(8)	442,729	*
Charles R. Schwab(9)	323,473	*
Maynard G. Webb, Jr.(10)	101,212	*
Susan M. James(11)	47,756	*
Thomas J. McInerney(12)	31,957	*
Max R. Levchin(13)	36,539	*
H. Lee Scott, Jr.(14)	33,674	*
Jane E. Shaw, Ph.D.(15)	4,962	*
All current directors and current executive officers as a group (11 persons)(16)	75,746,291	8.1%

*	Less than 1 percent.

(1)

The number of shares beneficially owned by each person or group as of April 1, 2015 (except where another date is indicated) includes shares of common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options and vesting and payment of restricted stock units. Shares subject to vested restricted stock units under the Directors’ Plan are generally payable on the earlier of the first anniversary of the date of grant or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each shareholder named in the table has the sole power to vote or direct the voting of (voting power), and the sole power to sell or otherwise direct the disposition of (dispositive power), the shares set forth opposite such shareholder’s name.

(2)

For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 937,362,493 shares of common stock outstanding (excluding treasury shares) on April 1, 2015 and the number of shares of common stock that such person or group had the right to acquire from the Company

BENEFICIAL OWNERSHIP

on or within 60 days of that date, including, but not limited to, upon the exercise of options and upon vesting and payment of restricted stock units.

(3)

Beneficial ownership information for BlackRock, Inc. is as of December 31, 2014 and is based on information contained in the Schedule 13G Amendment No. 1 filed with the SEC on February 9, 2015 by BlackRock, Inc. Such amendment states that Blackrock, Inc. has sole voting power over 45,668,925 shares, shared voting power over 3,036 shares, sole dispositive power over 55,939,011 shares, and shared dispositive power over 3,036 shares.

(4)

Beneficial ownership information for Vanguard Group, Inc. is as of December 31, 2014 and is based on information contained in the Form 13F filed with the SEC on February 12, 2015 by Vanguard Group, Inc. Such form states that the Vanguard Group has sole investment discretion over 45,425,309 shares, and shared investment discretion (with other Vanguard investment managers) over 1,458,035 shares. According to information received from the Vanguard Group, it beneficially owned all shares reported in such form as being under its investment discretion.

(5)

Includes 2,135,531 shares issuable upon exercise of options that are exercisable on or within 60 days after April 1, 2015 under the Yahoo! Inc. Stock Plan (the “Stock Plan”), and 32,595 shares issuable pursuant to restricted stock units vesting within 60 days after April 1, 2015 under the Stock Plan.

(6)

Mr. de Castro served as the Company’s Chief Operating Officer until his employment terminated on January 16, 2014. His beneficial ownership amount is based on information in the most recent Form 4 Mr. de Castro filed with the SEC regarding Yahoo stock (dated December 29, 2013), adjusted to give effect to subsequent transactions through April 1, 2015 of which the Company is aware in connection with employment-related equity awards.

(7)

Includes 561,444 shares issuable upon exercise of options that are exercisable on or within 60 days after April 1, 2015 under the Stock Plan, and 22,179 shares issuable pursuant to restricted stock units vesting within 60 days after April 1, 2015 under the Stock Plan.

(8)	Includes 9,159 shares issuable pursuant to restricted stock units vesting within 60 days after March 16, 2014 under the 1995 Stock Plan.

(9)

Includes 3,118 shares issuable upon exercise of options that are exercisable on or within 60 days after April 1, 2015 under the Directors’ Plan, 5,355 shares subject to vested but unpaid restricted stock units as of April 1, 2015 under the Directors’ Plan, and 315,000 shares held by The Charles & Helen Schwab Living Trust DTD 11/22/1985, over which Mr. Schwab has shared voting and shared dispositive power.

(10)

Includes 61,679 shares issuable upon exercise of options that are exercisable on or within 60 days after April 1, 2015 under the Directors’ Plan, 6,481 shares subject to vested but unpaid restricted stock units as of April 1, 2015 under the Directors’ Plan, and 33,052 shares held by the Webb Family Trust, over which Mr. Webb has shared voting and shared dispositive power.

(11)	Includes 46,327 shares subject to vested but unpaid restricted stock units as of April 1, 2015 under the Directors’ Plan.

(12)	Includes 4,962 shares subject to vested but unpaid restricted stock units as of April 1, 2015 under the Directors’ Plan.

(13)

Includes 15,848 shares issuable upon exercise of options that are exercisable on or within 60 days after April 1, 2015 under the Directors’ Plan, and 5,299 shares subject to vested but unpaid restricted stock units as of April 1, 2015 under the Directors’ Plan.

(14)

Includes 3,291 shares issuable upon exercise of options that are exercisable on or within 60 days after April 1, 2015 under the Directors’ Plan, 5,383 shares subject to vested but unpaid restricted stock units as of April 1, 2015 under the Directors’ Plan, and 25,000 shares held by the Lee and Linda Scott Revocable Trust, over which Mr. Scott has shared voting and shared dispositive power.

(15)	Includes 4,962 shares subject to vested but unpaid restricted stock units as of April 1, 2015 under the Directors’ Plan.

(16)

Includes 2,780,911 shares issuable upon exercise, by directors and executive officers, of options that are exercisable on or within 60 days after April 1, 2015 under the Directors’ Plan or the Stock Plan, respectively,

BENEFICIAL OWNERSHIP

63,933 shares issuable pursuant to restricted stock units vesting within 60 days after April 1, 2015 under the Stock Plan, and 78,769 shares subject to vested but unpaid restricted stock units under the Directors’ Plan as of April 1, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and, subject to certain exceptions, persons who beneficially own more than 10 percent of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership on Form 3 and changes in ownership of the Company’s common stock on Forms 4 or 5. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2014 all filing requirements applicable to the Reporting Persons were timely met.

Equity Compensation Plan Information

The following table presents information as of December 31, 2014 regarding shares of our common stock that may be issued under our equity compensation plans, including the Stock Plan, the Directors’ Plan, and the Employee Stock Purchase Plan. Each of these plans has been approved by our shareholders. We do not maintain any equity incentive plans that have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	40,907,002(2)(3)(4)	$18.0538(4)(5)	105,194,009(4)(6)

(1)

This table does not include equity awards we assumed in connection with the acquisition of other companies. As of December 31, 2014, an additional 1,510,308 shares of our common stock were subject to outstanding acquired-company stock options (at a weighted average exercise price of $14.2682 per share), and an additional 549,521 shares of our common stock were subject to outstanding acquired-company restricted stock units (including shares issuable as contingent payment of the acquisition price subject to the continued employment of acquired employees through contractual vesting dates).

(2)

Includes 5,771,196 shares subject to outstanding stock option awards and 35,135,806 shares subject to outstanding restricted stock unit awards as of December 31, 2014, after giving effect to determinations of our 2014 performance (which means the performance-based options and RSUs that were forfeited in connection with our 2014 performance determinations are not considered outstanding for purposes of this table).

(3)

Includes the maximum number of shares potentially issuable in connection with performance-based restricted stock units granted in July 2012 which are scheduled to vest based on the Company’s total stockholder return (“TSR”) over a three-year performance period ending July 1, 2015. As of December 31, 2014, a maximum of 46,654 shares (including a target number of 23,327 shares) were subject to such restricted stock units.

(4)

As required by SEC and accounting rules, if a performance-based award has multiple performance periods, the portion (or “tranche”) relating to each period is treated as a separate grant, which is not considered to be outstanding until its goals are established. As of December 31, 2014, we had not established goals for the post-2014 tranches of certain performance-based RSU awards and performance-based stock options. Specifically, as of December 31, 2014, an additional 1,942,968 performance-based options (all with an exercise price of $18.87 per share) and a maximum of 3,223,000 performance-based RSUs (including a target number of 1,611,500 RSUs), had been awarded but were not considered to be outstanding for accounting purposes (or for purposes of this table) because the applicable performance goals had not yet been established; therefore the underlying shares are classified as available for future issuance in the table above.

(5)	Calculated exclusive of outstanding restricted stock unit awards.

(6)

Of these shares, 88,111,315 were available for award grant purposes under the Stock Plan, 4,632,795 were available for award grant purposes under the Directors’ Plan, and 12,449,899 were available under the Company’s 1996 Employee Stock Purchase Plan (the “ESPP”), in each case as of December 31, 2014. We are not currently offering the ESPP to employees, but the Board retains authority to re-launch the ESPP offering at any time until the end of the plan’s shareholder-approved term. Subject to certain express limits of the Stock Plan, shares available under the Stock Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, restricted stock and other forms of awards granted or denominated in shares of our common stock or units of our common stock. Each share that is issued in respect of any full-value award under the Stock Plan (i.e., awards other than options and stock appreciation rights with an exercise or base price that is no less than the fair market value of a share of common stock on the date the award is granted) counts against the Stock Plan’s share limit as: 1.75 shares

EQUITY COMPENSATION PLANS

for awards granted on or after May 19, 2005 but prior to June 12, 2007; 2.00 shares for awards granted on or after June 12, 2007 but prior to June 25, 2009; 1.75 shares for awards granted on or after June 25, 2009 but prior to June 26, 2014; and 2.5 shares for awards granted on or after June 26, 2014. Each share issued in respect of any full-value award granted under the Directors’ Plan (i.e., awards other than options with an exercise price that is no less than the fair market value of a share of common stock on the date the award is granted) after the 2006 annual meeting of shareholders counts as 1.75 shares for every one share actually issued in connection with the award.

Our Executive Officers

Executive officers are elected by and serve at the discretion of the Board. The names of our current executive officers, their ages as of April 1, 2015 and their positions with the Company are set forth below, followed by certain other information about them:

Name	Age	Position
Marissa A. Mayer	39	Chief Executive Officer, President and Director
Ronald S. Bell	49	General Counsel and Secretary
David Filo	48	Co-Founder, Chief Yahoo and Director
Ken Goldman	65	Chief Financial Officer

Please refer to “Proposal 1—Election of Directors—Nominees” for biographies of Ms. Mayer and Mr. Filo.

Ronald S. Bell became our General Counsel in August 2012 and our Secretary in July 2012 and has been a Vice President of Yahoo since 2001. Mr. Bell served as our interim General Counsel in July 2012; our Deputy General Counsel, Americas Region from March 2010 to July 2012; our Deputy General Counsel, North America Region from January 2008 to March 2010; our Deputy General Counsel, Transactions and Business Counseling from June 2001 to January 2008; and in various other positions in the Yahoo legal department from July 1999 to June 2001. Prior to joining Yahoo, Mr. Bell served as senior corporate counsel at Apple Computer, Inc. and as an associate at the law firm of Sonnenschein Nath & Rosenthal.

Ken Goldman became our Chief Financial Officer in October 2012. Prior to joining the Company, Mr. Goldman served as Chief Financial Officer of Fortinet Inc., a provider of unified threat management solutions, from September 2007 to October 2012. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services which was acquired by Oracle Corporation in January 2006. Mr. Goldman serves on the boards of directors of GoPro, Inc., a producer of mountable and wearable cameras and accessories, NXP Semiconductors N.V., a semiconductor company, TriNet Group Inc., a provider of a comprehensive human resources solution for small to medium-sized businesses, and Yahoo Japan Corporation, a Japanese Internet company. He currently also serves as a director of Gigamon Inc., but will not stand for re-election to the board of Gigamon at its next annual meeting in June 2015. Mr. Goldman is also a member of the Standing Advisory Group of the Public Company Accounting Oversight Board.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for 2014 and the goals that drive the design of the program. Our Compensation Committee is responsible for reviewing our executive compensation program and approving the compensation arrangements for our executive officers.

Highlights

Highlights of this CD&A, explained in greater detail throughout this discussion, include:

•

2014 marked our third consecutive year of delivering significant returns to our shareholders as Yahoo’s stock price increased 25 percent during the year (from $40.44 on December 31, 2013 to $50.51 on December 31, 2014). Our stock has nearly tripled in value since Ms. Mayer was hired as our CEO, rising from $15.65 on July 16, 2012 (her hire date) to $44.13 on April 1, 2015, significantly outperforming the Nasdaq-100 index for this period of time by over 100 percent, as shown graphically below.

•

In addition, on January 27, 2015, we announced a tax-efficient plan to spin-off all of our remaining holdings in Alibaba Group into a newly-formed company, the stock of which will be distributed pro rata to our shareholders.

•	2014 marked our third consecutive year of revenue ex-TAC growth in our search business and our best year for search revenue ex-TAC since 2009.

•

Our strategic focus on growing mobile users and mobile revenue paid off in 2014. We ended the year with 575 million monthly mobile users, and we generated $768 million in GAAP mobile revenue for the year. Our mobile revenue was immaterial in prior years. This strategic shift has already made us one of the top three mobile players today in terms of U.S. audience reach (according to comScore).

•

Our key areas of investment designed to generate revenue growth—Mobile, Video, Native advertising, and Social (the “Mavens”)—collectively generated $380 million and $1.1 billion of GAAP revenue for the fourth quarter and full year of 2014, respectively, compared to immaterial amounts in prior years.

•

We returned approximately $4.2 billion to our shareholders in 2014 through stock repurchases at an average price of $40.94 per share, bringing our total stock repurchases to $9.1 billion since July 16, 2012.

•	We continued to invest in people, hiring the best people to position the Company for long-term growth, and continued to invest and innovate on our core products and in our Mavens investment areas.

•

We reaffirmed our commitment to performance-based compensation in 2014, with significant performance-based elements included in our annual cash bonus plan and equity awards for executives to align with shareholder interests.

•

In response to shareholder feedback in prior years, our cash bonus Executive Incentive Plan for 2014 did not have a minimum funding level and included operating objectives that were distinct from the metrics used in our performance-based equity awards.

•

Our executives’ incentive awards—including their annual cash bonuses and their equity awards tied to 2014 performance—paid out or vested (as applicable) at significantly less than their target levels because rigorous annual financial goals were not fully met.

•	Our compensation program includes other practices that we believe serve shareholder interests such as not providing tax “gross-up” payments (other than for a business-related relocation); maintaining

EXECUTIVE COMPENSATION

a clawback policy, a stock ownership policy, and a no-hedging policy; and having “double trigger” change-in-control provisions (that is, the occurrence of a change in control, in and of itself, will not trigger severance benefits or accelerated vesting of equity awards).

2014 Company Overview

Marissa A. Mayer joined the Company as Chief Executive Officer in July 2012 and, under her leadership, we have created a performance-oriented culture. At the center of this performance-oriented culture is Ms. Mayer’s and the Board’s vision for long-term growth and increasing shareholder value.

Building Shareholder Value

Besides re-investing in the business, during 2014 we returned approximately $4.2 billion to our shareholders through stock repurchases. Our stock price has increased 182 percent since Ms. Mayer was hired on July 16, 2012, from a closing price on Nasdaq of $15.65 that day to $44.13 on April 1, 2015. With approximately 1.2 billion shares of Yahoo common stock outstanding on July 16, 2012 and approximately 937 million shares outstanding on April 1, 2015, these stock price increases resulted in the creation of over $22.7 billion of shareholder value from July 16, 2012 through April 1, 2015.

The following chart shows the percentage change in the daily closing prices of Yahoo common stock and the Nasdaq-100 index from July 16, 2012 through April 1, 2015, using the closing prices on July 16, 2012 as the base.

Yahoo Stock Price Percentage Change

from July 16, 2012 (CEO hire date) through April 1, 2015

EXECUTIVE COMPENSATION

In addition, on January 27, 2015, we announced a tax-efficient plan to distribute additional value to our shareholders through a spin-off all of our remaining holdings in Alibaba Group into a newly-formed independent registered investment company, the stock of which will be distributed pro rata to our shareholders.

Strategy

Over the last two and a half years, Yahoo management has focused on returning Yahoo to its iconic position in the technology industry. In late 2012, our leadership team began a multi-year transformation of our core business, shifting from a declining desktop web-based strategy, to a mobile first strategy that has already yielded significant growth. We ended 2014 with GAAP mobile revenue of $254 million for the fourth quarter and $768 million for the full year of 2014 (compared to immaterial mobile revenue in prior years). This strategic shift has already made us one of the top three mobile players today in terms of U.S. audience reach (according to comScore).

Through 2014, we not only invested in our mobile products, but also in video, native, and social (collectively with mobile, our Mavens offerings) which represent the fastest growing areas of digital advertising. In 2014, our Mavens offerings generated $1.1 billion of GAAP revenue. In just two years, we have created more than a billion dollars of additional annual revenue.

In addition to these investments, we believe strongly in the virtuous cycle of growth—necessary to drive substantial change and transformation in our business. It all starts with hiring talented people to build engaging products, those products drive increased user traffic, and the increased traffic generates greater advertiser interest, which ultimately drives revenue growth.

People. We are committed to hiring the best talent and we recruited impressive talent across the Company in 2014. In particular, we hired a new head of sales for the America’s region, a new Chief Information Security Officer, and world class editorial voices to lead each one of our ten digital magazines, as well as continuing to hire critical technical talent. We also continued to focus on our talent management initiatives including: setting aggressive quarterly and annual goals for the Company, teams and individual employees, and conducting rigorous quarterly performance reviews. We operate in a competitive, fast-paced industry. These quarterly goal setting and review cycles promote the focus, accountability and effectiveness necessary to execute our transformation strategy and position the Company for long-term growth.

Products. In 2014, we accelerated the pace of innovation, launching more than three dozen new product experiences across strategic pillars of search, communications and digital content to strengthen and expand our core products, which drew accolades at year end. Google Play recognized three of our mobile apps, and Apple’s iOS store recognized four of our mobile apps, on their respective “Best of 2014” lists.

Traffic. We continued to see user growth in 2014 and currently our global base is over one billion monthly active users, including Tumblr. Over 575 million of those monthly users come to us via mobile devices. Our Tumblr audience grew 14 percent year over year and the number of registered blogs grew 33 percent. Mobile monthly users for the Tumblr mobile app grew by 32 percent.

Revenue. The fourth quarter of 2014 marked our 12th consecutive quarter of revenue ex-TAC growth (year- over-year) in our search business and our highest quarterly search revenue ex-TAC since 2009. In 2014, we made important progress in our Mavens investment areas. As noted above, our Mavens offerings generated revenue of more than $380 million for the fourth quarter and $1.1 billion for the full year of 2014. Our mobile first strategy in particular paid off, generating $768 million in GAAP mobile revenue in 2014, which represented a significant increase from our mobile revenue in 2013.

EXECUTIVE COMPENSATION

Capital Efficiency

We generated $590 million of free cash flow in 2014 and ended the year with nearly $7 billion in cash, cash equivalents, and marketable securities (net of $3.3 billion in taxes relating to our sale of American Depositary Shares in Alibaba Group’s IPO). The Company is well positioned in 2015 with the financial flexibility to make key investments for growth as needed.

Pay for Performance

The Compensation Committee, listening to shareholder input and believing in a disciplined pay-for-performance approach to executive compensation, established rigorous, performance-oriented compensation programs for 2014. The three key pillars of this approach are:

•	recruit great talent to build the next generation of products that will grow revenue, and build shareholder value over the long-term;

•	motivate and retain that talent by developing compensation packages that reward performance in a manner the Compensation Committee believes is responsible and in line with market norms; and

•	deliver the majority of executive compensation in stock to align the long-term interests of management with our shareholders.

In addition, the Compensation Committee seeks to align the Company’s short term performance compensation metrics with the Company’s strategy. For 2014, the Compensation Committee made increasing mobile revenue a key financial performance metric in our Executive Incentive Plan, and for 2015, the Compensation Committee is making increasing Mavens revenue a key financial metric in the Executive Incentive Plan.

Shareholder Engagement

We value and regularly solicit shareholder input. Over the past year we reached out to our top shareholders to explain the Company’s strategic focus and how it informs our executive compensation decisions, and to solicit their views. Since last year’s annual meeting, we engaged with and received input from most of our top 30 investors. These meetings generally included Ms. Mayer or Mr. Goldman, and often included the Chairman of the Board, who was also Chair of the Compensation Committee. We considered all feedback received on our executive compensation programs.

Named Executive Officers

Our “Named Executive Officers” are the executive officers listed in the Summary Compensation Table on page 71. They include:

•	Marissa A. Mayer, Chief Executive Officer and President;

•	Ken Goldman, Chief Financial Officer;

•	David Filo, Co-Founder and Chief Yahoo; and

•	Ronald S. Bell, General Counsel and Secretary.

As a founder, Mr. Filo has a significant ownership interest in Yahoo (he owned 7.5 percent of our issued and outstanding common stock as of April 1, 2015); he receives an annual base salary of $1, and during 2014 he did not participate in any of the equity incentive programs we provided to our other executive officers. Although he was eligible to participate in our Executive Incentive Plan for 2014 as described below, Mr. Filo requested not to receive a bonus for 2014. In accordance with applicable SEC rules, Henrique de Castro, former Chief Operating Officer, is also a Named Executive Officer. Mr. de Castro left the company in January 2014. Except where expressly noted, references to “Named Executive Officers” in this CD&A generally do not include Mr. Filo and Mr. de Castro.

EXECUTIVE COMPENSATION

2014 Shareholder Say-On-Pay Vote

Yahoo annually offers shareholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” vote. At our annual meeting in June 2014, approximately 91.5 percent of votes cast were in favor of our executive compensation program for 2013. The Compensation Committee believes these results demonstrate that shareholders support the rigorous performance-based compensation programs that we began implementing in late 2012. We have maintained these performance-based executive compensation programs setting rigorous performance targets aligned with the Company’s growth strategy in 2013, 2014 and 2015. When making future compensation decisions for Named Executive Officers, the Compensation Committee will continue to consider the opinions that shareholders express through say-on-pay votes.

Compensation Goals and Practices

Our core executive compensation philosophy is to:

•	Attract and retain the most talented people in an extremely competitive marketplace.

•	Compensate key executives at competitive but responsible levels.

•	Provide equity-based compensation to align executives’ interests with those of our shareholders.

•

Provide performance-based compensation to enhance the focus on particular goals and to reward those who make the greatest contributions to our performance. For example, in 2014 we focused on revenue and, specifically, mobile revenue.

We also believe shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓

We tie pay to performance: both our annual cash incentive bonuses and long-term incentive equity awards are tied to the achievement of performance goals and the ultimate value of the long-term incentive equity awards is tied to our stock price, aligning it with shareholder interests.

✓	Our equity awards in 2014 reflect a balance between multiple short- and long-term incentives.

✓	We do not have minimum payment levels under our Executive Incentive Plan or for our performance-based equity awards.

✓	We do not provide material perquisites.

✓	We do not pay taxes on our executives’ behalf through “gross-up” payments (other than for a business-related relocation).

✓

Our change-in-control policy has a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits are triggered automatically by any change in control).

✓	We do not reprice “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without shareholder approval.

✓	Our executive officers are subject to a stock ownership policy, which requires them to retain a portion of newly vested equity awards until they have satisfied the policy.

✓

We have a recoupment (or “clawback”) policy that allows the Board to recover cash- and equity-based incentive awards from executives in certain circumstances if Yahoo has to restate its financial results.

✓	We prohibit pledging of, and hedging against losses in, Yahoo securities in our insider trading policy, which is applicable to all employees, including our executive officers.

✓	Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

EXECUTIVE COMPENSATION

✓	We seek annual shareholder feedback on our executive compensation program.

✓	We carefully monitor and take into account the dilutive impact of our equity awards.

To determine compensation for our Chief Executive Officer, the Compensation Committee confers with the Board. To determine the compensation for the other Named Executive Officers, the Compensation Committee considers, among other factors, the Chief Executive Officer’s recommendations. In the end, though, the Compensation Committee alone decides the appropriate compensation for the Chief Executive Officer and our other Named Executive Officers.

Executive Compensation Program Elements

To attract key people and keep them invested in Yahoo’s future, we strive to offer them market-competitive “total direct compensation,” which refers to the combination of the executive’s base salary, annual cash bonus opportunity, and annualized long-term incentive equity award value based on customary grant-date valuation principles.

Mix of Compensation to Emphasize Performance

We provide base salaries that the Compensation Committee believes are competitive. The Compensation Committee believes, however, that our executives will be incentivized to make their greatest contribution to Yahoo if a substantial portion of their compensation is tied to Yahoo’s stock price or other performance goals. To that end, we design annual cash bonuses and long-term equity incentives that reward executives for attaining performance goals and creating shareholder value. These incentives make up the majority of each executive’s total direct compensation opportunity. Because these incentives depend on Yahoo’s performance, our executives’ actual compensation could be significantly less—or more—than the targeted levels.

Our emphasis on equity- and performance-based compensation is reflected in the following chart which shows that 93.3 percent of the intended mix of Ms. Mayer’s target annual total direct compensation for 2014 is performance-based and/or dependent upon the value of our common stock.

Ms. Mayer’s intended mix of annual compensation includes:

•	base salary (6.7 percent of target annual total direct compensation);

•	target cash incentive bonus (13.3 percent of target annual total direct compensation); and

•

grant date value of annual equity awards (80 percent of target annual total direct compensation) of which 50 percent have time-based vesting and 50 percent have both time-based and performance-based vesting.

EXECUTIVE COMPENSATION

The above chart includes the annual equity awards that the Compensation Committee approved for Ms. Mayer in 2014. The chart does not include awards made to Ms. Mayer in prior years that have tranches vesting based on 2014 performance. For purposes of the above chart, the grant date value of annual equity awards is presented by multiplying the total number of shares subject to the awards approved by the Compensation Committee in 2014 by the fair market value of a share of our common stock on the date of the award, with the performance-based portion of the award presented at the target level. Equity awards granted to Ms. Mayer in prior years that have tranches vesting based on 2014 performance appear as 2014 compensation for Ms. Mayer in the Summary Compensation Table. Due to the significant appreciation in our stock price, the value of these awards reflected in the Summary Compensation Table is significantly higher than the value of such equity awards when they were originally approved by the Compensation Committee. See the discussion under “CEO Equity Awards” on page 64 for more detail.

Determining Compensation Levels

In setting specific salary, target annual cash bonus, and equity award levels for each Named Executive Officer and our other senior officers, the Compensation Committee considers and assesses, among other factors it may consider relevant:

•	The compensation levels at our peer companies for comparable positions.

•

Various subjective factors relating to the individual recipient—the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Yahoo executives.

•	As to equity awards, the executive’s historical total compensation, including prior equity grants, the number and value of unvested shares, and the timing of vesting of those awards.

The Compensation Committee gives no single factor any specific weight. Each executive’s compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and shareholder interests. Executive compensation levels and elements of our executive compensation program are not targeted to specific market or peer group levels.

EXECUTIVE COMPENSATION

Elements of Compensation

The current elements of our executive compensation program are described below.

Element		Rationale

Base Salary		Ensure a fixed level of annual cash compensation for our executives.

Annual Cash Bonus		Focus executives’ efforts on—and reward them for achieving—short-term goals that we believe are important to long-term success.

Long-Term Incentive Equity Awards

•  Typically make up the greatest portion of an executive’s total direct compensation opportunity to help ensure alignment between our executives’ interests and shareholders’ interests, and to enhance long-term executive retention.

•  May be in the form of RSUs or stock options, and may have time-based or performance-based vesting.

•  All equity grants are made under our Stock Plan, which has been approved by our shareholders.

è è	Restricted Stock Units With Performance-Based Vesting Requirements Restricted Stock Units With Time- Based Vesting Requirements

•  Vested RSUs are payable in shares of our common stock and further link recipients’ interests with those of our shareholders.

•  Under customary grant-date valuation principles, the grant-date value of a stock option is less than the grant-date value of an RSU award covering an equal number of shares. Thus, fewer RSUs are awarded (when compared with stock options) to convey the same grant-date value. The Compensation Committee makes these distinctions, in its judgment, to help minimize the dilutive effect of the awards on our shareholders.

•  RSUs with time-based vesting offer more predictable value than options or performance-based vesting awards and are particularly attractive as a retention incentive.

•  RSUs that vest based on performance vest only to the extent that certain performance goals established by the Compensation Committee are met, encouraging executives to focus on specific goals for a particular period.

è	Stock Options With Performance- Based Vesting Requirements

•  No new stock options were granted to our Named Executive Officers in 2014, although certain options granted in prior years remained outstanding.

•  Exercise price cannot be less than the closing price of our common stock on the grant date.

•  We believe that all options have a performance-based element because the option holder realizes value only if our shareholders also realize value.

•  Options that vest based on performance vest only if certain performance goals established by the Compensation Committee are met, encouraging executives to focus on specific goals for a particular period. Maximum vesting is 100 percent of the shares subject to the award.

Other Compensation Arrangements

•  401(k) plan available to U.S. employees generally, with Company matching contributions of up to $4,375 in 2014, but we do not provide pensions or other retirement benefits for our executive officers.

•  No material perks for any executives.

•  Certain severance benefits, described below under “Severance and Change-in-Control Severance Benefits” and “Potential Payments Upon Termination or Change in Control,” are provided to compete for key executives and preserve the stability of the executive team.

EXECUTIVE COMPENSATION

2014 Executive Compensation Program

2014 Base Salaries

In February 2014, the Compensation Committee reviewed the base salaries of our Named Executive Officers and kept them at their 2013 levels: $1.0 million for Ms. Mayer, and $600,000 for each of Mr. Goldman and Mr. Bell. The base salaries of Ms. Mayer and Mr. Goldman were negotiated in their offer letters in 2012 and have not been increased since then. The Compensation Committee determined in its judgment that these salary levels continued to be appropriate based on its assessment of the factors identified under “Determining Compensation Levels,” above.

2014 Annual Cash Bonuses under the Executive Incentive Plan

In keeping with Yahoo’s performance-based compensation philosophy, the Compensation Committee approved the 2014 annual cash bonus plan for the Named Executive Officers, which we call our “Executive Incentive Plan,” in February 2014. Bonuses under the Executive Incentive Plan are determined by multiplying an executive’s target bonus opportunity by a Company Performance Factor, and by an Individual Performance Factor, within an overall limit, as shown by this diagram:

There is no minimum bonus payment guaranteed under the plan, and the Compensation Committee has discretion under the plan to reduce (including to $0) the amount of any bonus otherwise payable to a participant based on performance. We believe that Compensation Committee discretion to reduce the amount of any bonus is appropriate to help mitigate the risks associated with the short-term nature of annual bonus plans. Each executive’s maximum bonus under the Executive Incentive Plan was capped at 200 percent of the executive’s target bonus amount (or, if less, a percentage of our adjusted EBITDA for the year as described below).

Target Bonus. The Compensation Committee assigned each Named Executive Officer a target bonus expressed as a percentage of annual base salary. In February 2014, the Compensation Committee reviewed the target bonus levels of these executives and kept them at their 2013 levels: 200 percent of base salary for Ms. Mayer, and 90 percent of base salary for each of Mr. Goldman and Mr. Bell. Prior to 2014, Mr. Filo did not participate in any of our incentive programs, however, in 2014, he was made eligible to participate in the Executive Incentive Plan for 2014 with an established target bonus of $1.0 million. The Compensation Committee determined in its judgment that these target bonus levels were appropriate based on its assessment of the factors identified under “Determining Compensation Levels,” above.

Company Performance Factor. The Company Performance Factor under the plan was determined based on the Company’s attainment of financial goals and operational performance. The financial performance measures selected by the Compensation Committee for 2014 were revenue as determined under GAAP (or “revenue”) and mobile revenue. The Compensation Committee chose revenue and mobile revenue as the financial metrics for the 2014 Executive Incentive Plan because the Committee believed it was critically important for the Company to focus on growing revenue and, as discussed above, specifically mobile revenue in 2014. The Compensation Committee set performance goals of $5 billion for total revenue, and $500 million for mobile revenue based on the Company’s 2014 financial plan.

EXECUTIVE COMPENSATION

The Compensation Committee further provided that, for purposes of calculating the overall financial performance payout factor, the revenue payout percentage would be multiplied by the mobile revenue payout percentage, thereby increasing the potential rewards for performance above 100 percent of target, while reducing rewards for below-target results. Mobile revenue was chosen as the multiplier because of the critical importance of increasing mobile revenue to position the Company for long-term growth as users shift to mobile platforms.

The Executive Incentive Plan provided for revenue, mobile revenue and (as discussed below) adjusted EBITDA to be determined on an adjusted basis to mitigate the financial statement impact of certain types of events not contemplated by our 2014 financial plan. Specifically, adjustments were made to eliminate the financial statement impact of certain acquisitions and divestitures, changes in accounting standards, restructuring charges, goodwill impairments, and legal settlements. The purpose of these adjustments is to mitigate extraordinary events that may occur during the year and align bonus payouts with measures that reflect management’s actual performance during the year.

To assess our operational performance, the Compensation Committee identified a number of objectives for the year that targeted key areas for growing our business. The operational objectives included:

•	growing mobile revenue and innovating in mobile products;

•	introducing new ad products;

•	growing digital magazines, video, and Tumblr;

•	increasing number of advertisers, sales productivity, and distribution partnerships;

•	improving the frequency and quality of new releases; and

•	continuing to recruit key talent.

Operational objectives are intended to enhance executives’ focus on key operating objectives that we believe are important to our long-term success. No specific measurement metrics were assigned to the operational goals and the Compensation Committee retained discretion to determine their level of attainment, as well as to apply additional or alternate operational goals.

Bonus Limit. As noted above, bonuses under the 2014 Executive Incentive Plan were capped at 200 percent of the executive’s target bonus. In addition to this cap, aggregate bonuses payable to the Named Executive Officers were subject to a maximum of three percent of our adjusted EBITDA for 2014. This additional performance-based limit on bonuses was intended to help preserve Yahoo’s tax deduction for bonuses paid under the plan, and was allocated among the Named Executive Officers. For these purposes, “adjusted EBITDA” means our income from operations before depreciation, amortization and stock-based compensation expense, adjusted as described above. Under this framework, Ms. Mayer’s maximum bonus was capped at 1.5 percent of our 2014 adjusted EBITDA, and the maximum bonus for each of Messrs. Goldman, Bell and Filo was 0.5 percent of our 2014 adjusted EBITDA. In setting each executive’s final bonus, the Compensation Committee could exercise only downward discretion from these limits. After the end of 2014, the Compensation Committee determined that our 2014 adjusted EBITDA (adjusted in accordance with the Executive Incentive Plan as described above) was $1,367 million. This framework resulted in a maximum bonus for each Named Executive Officer that was greater than 200 percent of the executive’s target bonus. Accordingly, each executive’s potential bonus was capped at 200 percent of the executive’s target bonus amount.

EXECUTIVE COMPENSATION

2014 Executive Incentive Plan Payout. In the first quarter of 2015, the Compensation Committee determined the bonuses to be awarded to each executive under the 2014 Executive Incentive Plan.

The Compensation Committee applied the following payout scales, which were set by the Committee in February 2014 in connection with the approval of the plan, to determine the payout factor for the financial performance component of the plan:

Performance Metric	Target Performance Goal (in millions)	Payout Schedule*
Revenue	$5,000

•    achievement ≥ 110% of  goal: 200% payout

•    achievement = 101% of goal: 101% payout

•    achievement = 100% of goal: 100% payout

•    achievement = 99% of goal: 99% payout

•    achievement ≤ 90% of goal: 0% payout

Mobile Revenue	$500

•    achievement ≥ 200% of goal: 150% payout

•    achievement = 102% of goal: 102% payout

•    achievement = 100% of goal: 100% payout

•    achievement = 98% of goal: 98% payout

•    achievement ≤ 75% of goal: 0% payout

*	For achievement between the stated percentages, payout is determined by linear interpolation.

For 2014, the Compensation Committee determined that our actual performance, and corresponding payout percentages, with respect to these metrics, each after giving effect to the Executive Incentive Plan adjustment provision described above, and the payout factor for the financial performance component of the 2014 Executive Incentive Plan, were as follows (rounded to the nearest whole percentage):

Performance Metric	Actual Performance as a Percentage of Target(1)	Payout Percentage
Revenue	92%	21%
Mobile Revenue	110%	106%
Financial Performance Component Payout Factor (Revenue Payout Percentage × Mobile Revenue Payout Percentage)		22%

As mentioned above, the Committee had provided for total revenue to be the base goal with mobile revenue as a multiplier, because of the critical importance of increasing mobile revenue to position the Company for long-term growth as users shift to mobile platforms. Therefore, the two payout percentages were multiplied together to determine the financial performance component payout factor.

(1)

Based on adjusted GAAP revenue of $4.59 billion and adjusted mobile revenue of $549 million. Our actual GAAP mobile revenue for 2014 was $768 million. However the forecast on which our mobile revenue goal of $500 million was established did not include certain mobile revenue streams included in our reported GAAP mobile revenue number. In order to make a like comparison, we adjusted our GAAP mobile revenue to be calculated on the same basis as the forecasted number.

EXECUTIVE COMPENSATION

The Compensation Committee also considered the Company’s operational performance for the year. While the Compensation Committee considered the operational objectives noted above and management’s assessment of the Company’s performance against those objectives, the Compensation Committee exercised its discretion to assess the overall operational performance of the Company for the year and did not assign any particular weighting to any of the objectives. Based on its assessment, the Compensation Committee assigned an achievement level of 90 percent for the operational performance component. The Compensation Committee believed that this achievement level appropriately reflected management’s strong operational performance during the year. In particular, the Committee recognized the hiring of key technical talent and key media talent; the revitalization of the employee base and building of a strong performance culture; the growth in mobile users and revenue and other Mavens revenue; the significant increase in product innovation, including the launch of new digital magazines and original content; the negotiation of strategically important new partner deals; the completion of key strategic acquisitions, including Flurry and Brightroll; and the development of new simplified ad platforms for advertisers. The Compensation Committee weighted the financial and operational metrics under the Executive Incentive Plan 80 percent and 20 percent, respectively, to give greater emphasis to the objective financial measures. Accordingly, the Compensation Committee determined that the “Company Performance Factor” under the 2014 Executive Incentive Plan was 36 percent (4/5 multiplied by 22 percent, plus 1/5 multiplied by 90 percent, rounded to the nearest whole percentage).

The Compensation Committee also determined an “Individual Performance Factor” for each Named Executive Officer based on its assessment of the executive’s performance during the year. The Compensation Committee assigned Individual Performance Factors of approximately 150 percent of target for each of Ms. Mayer, Mr. Goldman, and Mr. Bell, because of their strong individual performance and efforts during the year, which the Compensation Committee believed contributed significantly to the Company’s strong operational performance during the year as discussed above. More specifically:

•

Ms. Mayer provided strong leadership overall to the Company. She significantly improved the Company’s reputation and revitalized the Company’s employee base. In addition, she drove product development and focus on the Company’s key areas of growth: mobile and the other Mavens offerings. Ms. Mayer also maintained the pace of product innovation and refreshes, spearheaded the acquisitions of Flurry and Brightroll and new partnerships, including the Company’s agreement with Mozilla to make Yahoo the default search experience on Mozilla’s Firefox browser in the U.S.

•

Mr. Goldman managed the Company’s very successful stock buyback program; instituted strong cost controls increasing operating efficiencies, including facilities management with the closure of some offices and consolidation of others; and managed the Company’s process of exploring tax efficient alternatives for the Company’s Asia assets.

•

Mr. Bell successfully managed the Company’s litigation strategy on some very high profile, significant matters; led the Company’s response to industry-wide privacy and data security concerns, as well as other public policy issues; and executed significant patent sales which benefitted the Company.

After taking into account the individual accomplishments noted above, the Compensation Committee believed it was appropriate to align the Individual Performance Factors for the Named Executive Officers at approximately 150 percent each to recognize the collaborative effort that was required in 2014 to achieve the Company’s strong operational performance during the year as discussed above.

In light of his significant equity stake in the Company and given that the Company is still in a period of transition, Mr. Filo requested that the Committee not award him a bonus this year.

EXECUTIVE COMPENSATION

The table below shows the target bonus and final bonus amount for each Named Executive Officer who received a bonus under the Executive Incentive Plan for 2014.

Name	Base Salary	Target Bonus as a Percentage of Base Salary	Target Bonus	Final 2014 Bonus*	Final 2014 Bonus as a Percentage of Target Bonus
Marissa A. Mayer	$1,000,000	200%	$2,000,000	$1,108,800	55%
Ken Goldman	$600,000	90%	$540,000	$300,000	56%
Ronald S. Bell	$600,000	90%	$540,000	$300,000	56%

*	Final amounts were rounded and are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentive Equity Awards

2014 Annual Grants.  In February 2014, the Compensation Committee approved regular annual equity awards for the Named Executive Officers. As with our annual grants for 2013, these award values were approximately 50 percent in the form of RSUs with time-based vesting requirements, and 50 percent in the form of RSUs with time- and performance-based vesting requirements (specific performance goals need to be achieved and the executive must satisfy continued employment requirements in order for vesting to occur). The Compensation Committee believes that this combination strikes an appropriate balance between creating a long-term retention incentive for our executives and establishing performance goals that further align the executives’ interests with Yahoo’s business objectives for that year and with increasing shareholder value.

In determining the levels for these grants, the Compensation Committee considered the factors identified above under “Determining Compensation Levels.” Ms. Mayer’s offer letter with Yahoo also contemplates that the target value of her annual awards will not be less than $12 million, which is the value of the annual equity award she was granted. The Compensation Committee determined that the appropriate target level of 2014 annual equity awards for each of Mr. Goldman and Mr. Bell was $3 million.

Each of these 2014 awards (other than those to Ms. Mayer) is subject to a four-year vesting schedule in order to help promote retention of the executive team. Ms. Mayer’s awards are subject to a three-year vesting schedule, which is consistent with the Compensation Committee’s intent when it negotiated Ms. Mayer’s offer letter in 2012. All of the 2014 awards that are subject only to time-based vesting requirements vest on a monthly basis after a one year “cliff” to better align with the Compensation Committee’s assessment of competitive practices.

2014 Performance Goals. The performance RSUs approved for 2014 are structured so that a portion of each award (a “tranche”) is allocated to each year covered by the award and will vest only to the extent the performance goals established by the Compensation Committee for that year are met. This structure is similar to the structure for the performance RSUs we granted in February 2013 to each of the Named Executive Officers, as described in detail in our proxy statement filed in 2014. Under the terms of these awards, the performance metrics and goals for each annual tranche are set near the beginning of each year covered by the award. In February 2014, the Compensation Committee set performance goals for the second tranche of the 2013 awards and the first tranche of the 2014 awards. The Company operates in a highly competitive, rapidly changing industry and is in transition as the management team executes its transformation strategy to position the Company for long-term growth. It would be difficult during this period of transition to set multi-year performance targets. Selecting metrics and setting goals on an annual basis at this time allows the Compensation Committee to assess progress and developments in our business and changes in our industry to ensure that the metrics and goals selected are rigorous and align with the Company’s progress and strategic priorities and what the Compensation Committee believes are in the Company’s long-term best interests.

The metrics used to measure performance for 2014 for purposes of the awards granted in 2013 and 2014 (and their weightings) were GAAP revenue (70 percent) and adjusted EBITDA (30 percent). As noted above, these are key metrics used by management to measure the performance of the business. The Compensation Committee

EXECUTIVE COMPENSATION

believed it was appropriate to use revenue for the performance equity awards for 2014 to maintain management’s focus on revenue growth to continue to build shareholder value. The Committee focused on revenue because, as advertisers migrate away from traditional desktop display ad formats, the Committee believed it was critically important to incentivize management to find ways of monetizing our growing mobile presence as well as to develop new desktop revenue strategies, such as native ads. Adjusted EBITDA (as defined above) was chosen as the second metric for the performance equity awards because it is a key metric used by management to evaluate operating performance and to help ensure that revenue growth was not pursued to the detriment of earnings. Although these choices resulted in some overlap between incentive programs—with GAAP revenue being a goal for both the performance equity awards and the Executive Incentive Plan—2014 bonuses under the Executive Incentive Plan were also determined based on mobile revenue, operational performance, and individual performance factors. The Compensation Committee considered the partial overlap to be appropriate in light of the critical importance of revenue growth to the Company’s turn-around strategy and long-term stockholder value. The Compensation Committee weighted these goals according to its assessment of relative importance, and set performance targets that it believed would be challenging.

The Compensation Committee provided for revenue and adjusted EBITDA to be determined on an adjusted basis to mitigate the financial statement impact of certain types of events not contemplated by our 2014 financial plan. Adjustments were made for the same items as discussed under “2014 Annual Cash Bonuses under the Executive Incentive Plan—Company Performance Factor” above.

The Compensation Committee evaluates the appropriate metrics for use under our equity awards and for use under the Executive Incentive Plan each year.

The specific 2014 financial targets for the performance-based RSUs were as follows:

Performance Metric (and Weighting)	Target Performance Goal (in millions)	Performance Vesting Schedule*
Revenue (70%)	$5,000	• achievement ≥ 110% of goal: 200% vest • achievement = 101% of goal: 101% vest • achievement = 100% of goal: 100% vest • achievement = 99% of goal: 99% vest • achievement ≤ 90% of goal: 0% vest
Adjusted EBITDA (30%)	$1,463	• achievement ≥ 120% of goal: 200% vest • achievement = 102% of goal: 102% vest • achievement = 100% of goal: 100% vest • achievement = 98% of goal: 98% vest • achievement ≤ 80% of goal: 0% vest
*	For achievement between the stated percentages, vesting is determined by linear interpolation.

For 2014, the Compensation Committee determined that our actual performance, and corresponding vesting percentages, with respect to these metrics were as follows, each after giving effect to the adjustment provision described above:

Performance Metric (and Weighting)	Actual Performance (in millions)	Actual Performance as a Percentage of Target	Vesting Percentage

Revenue (70%)	$4,594	92%	20.7%

Adjusted EBITDA (30%)	$1,367	93%	73.3%

EXECUTIVE COMPENSATION

Accordingly, the 2014 tranche of the performance-based RSUs awarded in 2013 and 2014 vested on the date of the Compensation Committee’s determination at 36 percent of target (the weighted average of the vesting percentages in the chart above, rounded to the nearest whole percentage). The Compensation Committee intended the target performance goals for these 2014 tranches to be challenging.

As noted above, we set the goals for each annual tranche of performance-based RSUs near the beginning of the year to which the tranche relates. Under applicable accounting rules, performance based RSUs for a particular performance period are deemed granted on the date the goals are set for the performance period (and the accounting grant date fair value is determined on that date). Accordingly, under applicable SEC rules, the 2014 tranche of the performance-based RSUs we awarded in 2013, and only the 2014 tranche of the performance-based RSUs we awarded in 2014, are shown in our compensation tables below as compensation for 2014. Similarly, the 2013 tranche of the performance-based RSUs we awarded in 2013 is shown as compensation for 2013.

Determination of Vesting of 2012 Performance Options. As described in detail in our proxy statement filed in 2013, in November 2012 Ms. Mayer was granted two stock options and Mr. Goldman was granted one stock option pursuant to their employment offer letters. These options were subject to both time-based and performance-based vesting requirements. In other words, specific performance goals need to be achieved and the executive must satisfy continued employment requirements in order for vesting to occur.

For Ms. Mayer’s first option grant, which was part of her 2012 annual equity award, the Compensation Committee established three performance periods: the first half of 2013, the 2013 year, and the 2014 year, with one-third of the options allocated to each of these periods. For her second grant, which was part of a one-time retention grant, the Compensation Committee established five performance periods: the first half of 2013 and each year from 2013 through 2016, with one-fifth of the options allocated to each of these periods. For Mr. Goldman’s performance option, the Compensation Committee established three performance periods: the 2013, 2014, and 2015 years, with one-third of the options allocated to each of these periods.

For the 2014 tranche of each of these performance options the Compensation Committee established that 70 percent of the options would be eligible to vest based on our revenue relative to the goal established for 2014, and 30 percent of the options would be eligible to vest based on our adjusted EBITDA relative to the goal established for 2014. This is consistent with our belief that growing revenue, but not to the detriment of earnings, is critical to our transformation strategy. With respect to both performance metrics, the Compensation Committee provided for performance to be determined on an adjusted basis to mitigate the financial statement impact of certain types of events not contemplated by our 2014 financial plan. Adjustments were made for the same items as discussed under “2014 Annual Cash Bonuses under the Executive Incentive Plan—Company Performance Factor” above.

The following chart shows the specific 2014 financial targets for the performance options and the portion of the 2014 tranche that would vest based on the percentage attainment of the applicable goal:

Performance Metric (and Weighting)	Target Performance Goal (in millions)	Performance Vesting Schedule*
Revenue (70%)	$5,000	• achievement ≥ 104% of goal: 114% vest • achievement = 101% of goal: 101% vest • achievement = 100% of goal: 100% vest • achievement = 99% of goal: 99% vest • achievement ≤ 80% of goal: 0% vest
Adjusted EBITDA (30%)	$1,463	• achievement ≥ 114% of goal: 133% vest • achievement = 102% of goal: 102% vest • achievement = 100% of goal: 100% vest • achievement = 98% of goal: 98% vest • achievement ≤ 60% of goal: 0% vest

* For achievement between the stated percentages, vesting is determined by linear interpolation.

EXECUTIVE COMPENSATION

In no event, however, would the 2014 tranche of any performance option vest as to more than 100 percent of the shares subject to that tranche.

In March 2015, the Compensation Committee determined that, for 2014, our revenue was $4,594 million (or 92 percent of the goal resulting in a 62 percent vesting percentage), and our adjusted EBITDA was $1,367 million (or 93 percent of the goal resulting in an 86 percent vesting percentage) for purposes of these awards. Applying the 70 percent weighting to the vesting percentage based on revenue and the 30 percent weighting to the vesting percentage based on adjusted EBITDA, and rounding to the nearest whole percentage, the Compensation Committee determined that 69 percent of the 2014 tranche of each of these awards vested. The Compensation Committee intended the target performance goals for these 2014 option tranches to be challenging. Although the performance options had the same financial goals as the performance RSUs, the Committee established a different payout schedule for the options. As shown above, the performance options’ payout schedule provided for relatively greater vesting percentages for below-target performance (i.e., greater downside protection), and relatively lesser vesting percentages for above-target performance (i.e., lesser upside potential). The Compensation Committee considered this appropriate because performance option vesting is capped at 100 percent of the tranche, whereas performance RSU vesting can reach 200 percent of the tranche.

Similar to the performance RSUs, we set goals for each annual tranche of performance options near the beginning of the year to which the tranche relates. Under applicable accounting rules, performance based options for a particular performance period are deemed to be granted on the date the goals are set for the performance period (and the accounting grant date fair value is determined on that date). Accordingly, under applicable SEC rules, our 2012 performance-based stock options are shown in our compensation tables below as compensation for 2013 and later years (i.e., each tranche is shown as compensation for the year in which its performance goals are set), even though such awards were approved by the Compensation Committee in July 2012. Due to the significant appreciation in our stock price, the value of the tranches of these awards reflected as 2014 compensation in the Summary Compensation Table is significantly higher than the value of such equity awards when they were originally approved by the Compensation Committee. See the discussion under “CEO Equity Awards” below for more detail.

CEO Equity Awards

A substantial portion of Ms. Mayer’s equity awards that appear as 2014 compensation in the Summary Compensation Table are the performance-based options approved by the Compensation Committee in 2012 as part of her recruitment package. These performance-based options were part of the retention award and the 2012 annual award that Ms. Mayer negotiated in her July 2012 offer letter when she joined Yahoo. Ms. Mayer’s other equity awards that appear as 2014 compensation in the Summary Compensation Table include the 2014 tranche of her 2013 award of performance-based RSUs, as well as her 2014 annual award of time-based and performance-based RSUs.

The value of these equity awards in the Summary Compensation Table reflects the significant appreciation in our stock price after the awards were approved by the Compensation Committee. As described in more detail below, the shares subject to these awards had a value of $15 million when the Compensation Committee approved them, but the awards have a value of nearly $40 million in our Summary Compensation Table due to the appreciation in our stock price between the approval date and the accounting grant date required to be reflected in the Summary Compensation Table.

Although the dollar value of the performance options was approved in July 2012, they have multiple performance periods. As described above, Ms. Mayer received two performance option grants. For her first option grant, which was part of her 2012 annual equity award, the Compensation Committee established three performance periods: the first half of 2013, the 2013 year and the 2014 year, with one-third of the options allocated to each of these periods. For her second grant, which was part of a one-time retention grant, the Compensation Committee established five performance periods: the first half of 2013 and each year from 2013 through 2016, with one-fifth of the options allocated to each of these periods. Under applicable accounting rules, for purposes of the Summary Compensation Table, the accounting grant date is deemed to be the date when the performance goals for each of these applicable performance periods are set. Accordingly, for each option having a 2014 performance period, the accounting grant date value was measured in February 2014 when the performance

EXECUTIVE COMPENSATION

goals for 2014 were established. As a result of the significant appreciation in our stock (which increased 146 percent) between July 16, 2012 and February 27, 2014, the accounting values for Ms. Mayer’s stock option awards reflected in the Summary Compensation Table are significantly higher than their original approved values.

Similarly, the 2014 tranche of Ms. Mayer’s performance-based RSUs awarded in 2013 has an accounting grant date value that was measured in February 2014 when the performance goals for 2014 were established that was higher than the original approved value of the award.

In addition, and as discussed above, Ms. Mayer’s performance options and performance RSUs are subject to performance-based vesting requirements and the 2014 tranches of each of these awards vested at significantly less than target levels based on actual performance.

The following table presents Ms. Mayer’s equity awards that are considered to be 2014 grants under SEC and accounting rules, and shows:

•	the original value of each award, as approved by the Compensation Committee [column A];

•	the accounting value of each award, as reflected in our Summary Compensation Table [column B]; and

•	the portions of those values that ultimately vested in the aggregate based on actual 2014 performance [row C].

CEO Equity Awards

Award	Type	Approval Date	Vesting Tranche	Performance Period	[A] Approval Date Value ($)(1)	[B] Accounting Value ($)(2)
Retention	Performance option	July 2012	3 of 5	2014	$3,000,000	$16,916,564
2012 Annual	Performance option	July 2012	3 of 3	2014	2,000,000	11,277,724
2013 Annual	Performance RSU	February 2013	2 of 3	2014	2,000,000	3,752,364
2014 Annual	Performance RSU	February 2014	1 of 3	2014	2,000,000	2,000,017
	Time-based RSU (3 year vesting)	February 2014	n/a	n/a	6,000,000	5,999,974
Total Value					$15,000,000	$39,946,643
[C] Total Value that Actually Vested(3)					$10,890,000	$27,524,890

(1)

These amounts reflect the value of the vesting tranche at the time the award was originally approved by the Compensation Committee, which value was used at that time to determine the number of shares subject to the award.

(2)

These amounts reflect the fair value of the performance tranche as determined under applicable SEC and accounting rules on February 27, 2014 (which was the date on which the Compensation Committee established the 2014 performance goals for these performance periods). These amounts are included as 2014 compensation for Ms. Mayer in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table, with the total ($39,946,643) being the sum of Ms. Mayer’s 2014 “Stock Awards” and “Option Awards” in the Summary Compensation Table.

(3)

These amounts reflect the vested portion of the Total Values reported in the line above based on the vesting percentages discussed under “Long-Term Incentive Equity Awards,” above (i.e., they reflect 36 percent of the performance RSU values and 69 percent of the performance option values); these amounts also include the full reported value of the time-based RSUs.

EXECUTIVE COMPENSATION

Grant Practices

The Compensation Committee has adopted a schedule for granting new-hire and retention equity awards. Under this schedule, equity awards are granted at scheduled meetings throughout the year, except during Closed Window Periods (as defined below), when no equity awards may be granted. This schedule is designed so that awards are not granted during the period commencing on the tenth day of the last month of each quarter and ending two business days after our quarterly earnings release (the “Closed Window Period”).

Severance and Change-in-Control Severance Benefits

Severance Agreements. We have entered into severance arrangements with our senior officers, including the Named Executive Officers (other than Mr. Filo) currently employed with Yahoo, to provide severance should Yahoo terminate their employment in certain circumstances. These agreements are referred to as “Severance Agreements.” The Compensation Committee believes that providing our executives with specified benefits in the event of a termination of employment by Yahoo without “cause” is consistent with competitive practices. It also helps us retain executives and maintain leadership stability. Furthermore, the Compensation Committee believes that adopting uniform terms, as reflected in the Severance Agreements, helps to ensure that our executives are treated fairly and consistently, and helps avoid the need to negotiate severance in connection with each termination of employment.

We provided Severance Agreements to Ms. Mayer, Mr. Goldman and Mr. Bell in the form approved by the Compensation Committee (see “Potential Payments upon Termination or Change in Control—Executive Severance Agreements,” below). These Severance Agreements reflect any specific severance arrangements negotiated and included in the executive’s offer letter.

Change-In-Control Severance. We maintain “Change-in-Control Severance Plans” that, together, cover all of our full-time employees, including each Named Executive Officer.

The Compensation Committee believes that the occurrence, or potential occurrence, of a change-in-control transaction may create uncertainty for our executives and other key employees. The Change-in-Control Severance Plans are designed to help retain our employees and maintain a stable work environment leading up to and during changes in control by providing employees certain economic benefits in the event their employment is actually or constructively terminated in connection with such a change.

Benefits under the Change-in-Control Severance Plans are provided only on a “double-trigger” basis, which means that benefits are paid only if two events occur: a change in control of Yahoo and a termination of the participant’s employment. Furthermore, the plans do not provide tax gross-ups for potential excise or other taxes on any benefits that are paid. We have the ability, subject to certain limitations, to terminate or amend the plans before a change in control.

Equity Award Provisions. Recipients of long-term incentive equity awards are also entitled to limited severance benefits with respect to awards granted before the applicable severance event. The Compensation Committee believes that these benefits are consistent with general competitive practices and that they help maximize executive retention, which is one of Yahoo’s objectives in making the awards.

The material terms of the Severance Agreements and the Change-in-Control Severance Plans, as well as any benefits that may be provided to the Named Executive Officers under their respective employment or equity award agreements in connection with a termination of their employment or a change in control, are described below in the section titled “Potential Payments Upon Termination or Change in Control.” That section also includes a brief description of the severance benefits provided to Mr. de Castro on his leaving Yahoo in January 2014.

De Castro Separation. As discussed in the section titled “De Castro Separation” in the “Compensation Discussion and Analysis” included in our proxy statement filed in 2014, Mr. de Castro’s employment with the Company terminated in January 2014. Mr. de Castro received the severance benefits for a termination without cause provided in the compensation agreements he entered into in connection with his joining Yahoo in October 2012. The specific benefits are described below under “Potential Payments Upon Termination or Change in Control—De Castro Separation.”

EXECUTIVE COMPENSATION

Material Compensation Committee Actions After 2014

In March 2015, the Compensation Committee approved cash and equity compensation for 2015 for each of the Company’s Named Executive Officer. The Compensation Committee did not increase any Named Executive Officer’s base salary or target bonus for 2015.

The Compensation Committee also approved the grant of annual equity awards for 2015 to each of Ms. Mayer, Mr. Goldman and Mr. Bell. These awards were in the form of restricted stock units similar to the annual equity awards for 2014 described above. All of the restricted stock units vest over four years (or three years in the case of Ms. Mayer). One-half of the restricted stock units awarded to each Named Executive Officers are time-based awards that will vest in equal monthly installments. The other half of the restricted stock units awarded to our Named Executive Officers are subject to performance-based vesting requirements each year and vest in annual installments. The performance metrics and goals for these performance RSUs will be set at the beginning of each year. For 2015, the metrics used to measure the Company’s performance (and their weightings) for these awards will be the Company’s GAAP revenue (one-third), revenue ex-TAC (one-third), and adjusted EBITDA (one-third), each as defined for purposes of the awards and subject to specified adjustments. These metrics will also be used to determine vesting for the tranches of the performance RSUs and performance options granted to our Named Executive Officers in prior years that are eligible to vest based on our 2015 performance.

The Compensation Committee also adopted the 2015 Executive Incentive Plan, which follows the same general framework as our 2014 Executive Incentive Plan described above. Under this plan annual cash bonuses for 2015 will be determined by multiplying each participant’s target bonus by a company performance factor and an individual performance factor, each as determined after year end. The individual performance factor will be based on the Committee’s assessment of each participant’s individual performance for the year. The Company performance factor will be based on the Company’s financial performance and operational performance in 2015. The metrics used to determine financial performance will be GAAP revenue, revenue ex-TAC, adjusted EBITDA and Mavens revenue. Similar to our 2014 framework, the average payout percentage for the first three financial metrics will be multiplied by the Mavens revenue payout percentage, thereby making Yahoo’s cash bonuses for 2015 dependent on growth of our four key Mavens offerings. As with 2014, there is an overall bonus limit based on a percentage of our 2015 adjusted EBITDA and individual bonus limits for each participant. No minimum cash payment is required under the plan and the Compensation Committee retains discretion under the plan to reduce the amount (including to $0) of any bonus otherwise payable to a participant based on performance.

The Committee chose to use GAAP revenue and Revenue ex-TAC as financial metrics for the 2015 performance equity awards and the 2015 Executive Incentive Plan because growing revenue (both through our owned and operated sites and through our distribution network) is the most critical strategic imperative for the Company as it continues to try to get back on a growth trajectory. The Company uses both these measures in evaluating the business and gives quarterly guidance on both to investors. Revenue ex-TAC is the revenue we retain after paying traffic acquisition costs (or “TAC”) to the sites and services in our distribution network. The Committee also chose to use adjusted EBITDA as a financial metric in both programs to help ensure that revenue growth is not pursued to the detriment of earnings.

The Compensation Committee also chose to use two measures in the short-term cash bonus plan that are not used in the performance-based equity program:

•

Mavens revenue (which was chosen as the payout multiplier for the cash bonus plan because it is critically important for us to increase revenue from our strategic growth investment areas, Mavens, during 2015); and

•	Operational performance (which will be measured against a number of operational objectives as well the overall operational performance of the Company).

In 2015, the Committee continued the practice of setting annual goals as the Company is still going through a transition period and the Committee believed it needed to maintain the flexibility to assess the Company’s evolving progress on its strategic plan to achieve sustainable growth in order to set appropriate and rigorous performance goals. The Committee intends to begin setting multi-year performance goals once the Company is further along in achieving its strategic growth plans and setting long-term goals becomes more feasible.

EXECUTIVE COMPENSATION

Independent Consultant and Peer Group

The Compensation Committee retains an independent consultant, Frederic W. Cook & Co. (“FW Cook”), to advise it on executive and director compensation. FW Cook provides no other services to Yahoo. The Compensation Committee has assessed the independence of FW Cook and concluded that its engagement of FW Cook does not raise any conflict of interest with the Company or any of its directors or executive officers.

To assist the Compensation Committee during 2014, FW Cook reported on trends and regulatory developments in executive and director compensation, identified peer companies as points of comparison, assessed compensation-related risk, compiled market data on compensation levels and practices, and made recommendations from supporting analyses covering executive compensation philosophy, program design and structure, and compensation levels and mix for our executive officers and Board members.

Because we operate in a highly competitive industry, identifying the most comparable competitors was an important first step in the Compensation Committee’s decision-making process for 2014. FW Cook obtained and evaluated data on peer companies from SEC filings. Where the peer company data on comparable management positions was lacking, the Compensation Committee also considered compensation survey data from the Radford Executive Survey. The Compensation Committee used this information to guide its decisions on executive compensation, including the reasonableness of those arrangements in relation to the competitive demands of our industry.

In consultation with FW Cook, the Compensation Committee considered compensation data for the following companies for 2014:

• Adobe Systems Incorporated • Amazon.com Inc. • AOL Inc. • Apple Inc. • eBay Inc. • Electronic Arts Inc. • Facebook, Inc. • Google Inc.	• Groupon, Inc. • Intuit Inc. • LinkedIn Corporation • Microsoft Corporation • Oracle Corporation • salesforce.com, inc. • Twitter, Inc. • Zynga Inc.

We refer to this group of companies as our “peer group” or our “peer companies” for 2014. We selected these companies as our peers based on the following considerations:

• they have technology or media components that are similar to our business, • they compete with us for talent, and/or • they have certain financial characteristics in common with us.

However, given the breadth of our business and the rapidly changing environment in which we compete, we found it difficult to identify directly comparable companies. Each peer group company is comparable to us in certain respects, but not in others. For example, we include Google, Apple, and Microsoft in our peer group even though their market capitalizations and annual revenues are larger than ours because they are among the key technology companies with which we regularly compete for talent. How companies structure their top management also complicates the comparisons. A company still run by its founders, for example, may have a very different compensation arrangement from a company that hires outside executives, which we attempt to take into account.

Based on these criteria, the Compensation Committee determined that the peer group for 2014 would consist of the same companies (identified above) as the peer group for 2013, except that, applying the criteria

EXECUTIVE COMPENSATION

noted above, LinkedIn Corporation and Twitter, Inc. were added to the peer group for 2014. Based on publicly available information, as of the beginning of 2014 when the peer group was selected, Yahoo ranked above the median of the peers in revenue, market capitalization and number of employees.

The Compensation Committee believes that the nature of our business and the environment in which we operate require flexibility. When setting compensation, the Compensation Committee considers the facts and circumstances and applies them to each individual executive. The Compensation Committee does not try to target specific market levels or match any particular peers. Instead, the peer group compensation data creates a context for competitive pay levels and informs the Compensation Committee’s decisions.

Stock Ownership Policy

As described above, we believe that our executive officers should have a significant financial stake in Yahoo. To better align the interests of our executive officers with those of our shareholders, we have adopted a stock ownership policy that requires key personnel to hold specified amounts of Yahoo stock. Under the policy, the Chief Executive Officer should own Yahoo common stock with a value of at least six times his or her base salary, and each of our executive officers should own Yahoo common stock with a value of at least two and a half times the executive’s base salary. All of our Named Executive Officers’ holdings currently satisfy the applicable ownership requirement.

Shares subject to unvested or unexercised equity awards are not considered owned by the executive for purposes of the policy. An executive covered by the policy who does not satisfy the applicable stock ownership level must retain at least 50 percent of the net shares that executive receives upon exercise or payment, as the case may be, of a Yahoo equity award for as long as he or she is covered by the policy or until the applicable ownership level is met. For this purpose, the “net” shares received upon exercise or payment of an award are the total number of shares received, less the shares needed to pay any applicable exercise price of the award and any tax obligations related to the exercise or payment.

Recoupment Policy

We maintain a recoupment (“clawback”) policy for incentive awards paid to executive officers. In the event of a restatement of incorrect Yahoo financial results, this policy permits the Board, if it determines appropriate in the circumstances and subject to applicable laws, to seek recovery of the incremental portion of the incentive awards paid or awarded, whether in cash or equity, to our executive officers in excess of the awards that would have been paid or awarded based on the restated financial results.

Policy with Respect to Section 162(m)

Under Section 162(m) of the Internal Revenue Code, a corporation cannot take a tax deduction in any tax year for compensation it pays to its Chief Executive Officer and certain other executive officers in excess of $1 million. Compensation that qualifies as “performance-based,” however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

The Company and the Compensation Committee review and consider the deductibility of executive compensation under Section 162(m). We believe that the gains realized at the time of exercise of nonqualified stock options granted under the terms of our shareholder-approved stock plan are deductible in accordance with Section 162(m). In addition, the Compensation Committee generally structures performance-based grants of RSUs with the intent that they qualify for deductibility in accordance with Section 162(m). As described above, the Compensation Committee also structured the 2014 Executive Incentive Plan with the intent that bonuses paid

EXECUTIVE COMPENSATION

under the plan would qualify for deductibility under Section 162(m). The rules and regulations promulgated under Section 162(m) are complicated, however, and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to qualify under Section 162(m). There can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible. The Compensation Committee does from time to time approve compensation arrangements for our executive officers that do not satisfy the requirements of Section 162(m) when it believes that other considerations outweigh the tax deductibility of the compensation. In addition, discretionary bonuses and time-based vesting RSUs do not satisfy the requirements of Section 162(m). We also believe time-based vesting RSUs are an appropriate component of our executive compensation program for the reasons discussed above in this CD&A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the CD&A section of this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A section be included in this proxy statement.

Compensation and Leadership Development

Committee of the Board of Directors*

    Jane E. Shaw (Chair)

    Maynard Webb

*

Dr. Shaw joined the Compensation Committee following her election to the Board in June 2014. Ms. James served as a member of the Compensation Committee until June 25, 2014. Mr. Webb served as Chair of the Compensation Committee until December 4, 2014, at which time Dr. Shaw became Chair.

EXECUTIVE COMPENSATION

COMPENSATION TABLES

The tables on the following pages present compensation information regarding our Chief Executive Officer, Marissa A. Mayer; our Chief Financial Officer, Ken Goldman; our co-founder and Chief Yahoo, David Filo; and our General Counsel, Ronald S. Bell. As required by SEC rules, the tables also include our former Chief Operating Officer, Henrique de Castro, whose service ended during 2014. These five individuals are our “Named Executive Officers.” We did not have any other executive officers in 2014.

As required by SEC rules, in these tables performance-based awards are treated as having been granted in the year in which their performance goals were established (and if an award has multiple performance periods, the portion relating to each period is treated as a separate grant).

Summary Compensation Table—2012–2014

The following table presents 2012–2014 summary compensation information for our Named Executive Officers. As required by SEC rules, stock awards (RSUs) and option awards are shown as compensation for the year in which they were granted (even if they have multi-year vesting schedules), and are valued based on their grant date fair values for accounting purposes. Accordingly, the table includes stock and option awards granted in the years shown even if they were scheduled to vest in later years, and even if they were subsequently forfeited (such as upon the executive’s termination). Therefore, the stock and option columns do not report whether the officer realized a financial benefit from the awards (such as by vesting in stock or exercising options).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)(3)(4)		Option Awards ($)(2)(3)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)(2)
Marissa A. Mayer	2014	1,000,000	0	11,752,355	(7)	28,194,288	(7)	1,108,800	28,065	42,083,508
Chief Executive Officer	2013	1,000,000	2,250	8,312,316		13,847,283		1,700,000	73,863	24,935,712
	2012	454,862	0	35,000,002		0		1,120,000	40,540	36,615,404
Ken Goldman	2014	600,000	0	2,813,080		9,327,427		300,000	4,549	13,045,056
Chief Financial Officer	2013	600,000	0	2,597,612		2,290,527		500,000	4,615	5,992,754
	2012	116,667	100,000	7,262,357		0		0	29	7,479,053
David Filo	2014	1	0	0		0		0	0	1
Co-Founder and Chief Yahoo	2013	1	0	0		0		0	0	1
	2012	1	0	0		0		0	0	1
Ronald S. Bell	2014	600,000	0	3,282,107		0		300,000	4,549	4,186,656
General Counsel	2013	600,000	0	3,896,386		0		450,000	4,615	4,951,001
	2012	442,763	206,800	558,300		0		443,200	4,424	1,655,487
Henrique de Castro(8)	2014	27,083	0	0		0		0	1,177,157	1,204,240
Former Chief Operating Officer	2013	600,000	0	0		10,307,359		0	37,001	10,944,360
	2012	84,092	1,100,000	37,999,991		0		0	29	39,184,112

(1)	Salary and bonus columns include amounts earned in, or awarded for performance during, the specified year (even if paid out early in the following year).

(2)

As required by SEC rules, the stock and option award columns present the aggregate grant date fair value of equity awards granted during the years shown as computed for accounting purposes in accordance with FASB ASC 718. As a result, the stock and option columns (as well as the total column) include awards that have not yet vested, awards that were granted but later forfeited (such as upon the executive’s termination), and performance-based awards that failed to vest; therefore, these columns are not intended as presentations of pay actually realized by the executive. For information on the assumptions used in the grant date fair value computations, refer to Note 14—“Employee Benefits” in the Notes to Consolidated Financial Statements in our 2014 Form 10-K.

EXECUTIVE COMPENSATION

(3)	For a list of 2014 stock and option awards, see the Grants of Plan-Based Awards Table, below.

(4)

The 2013 and 2014 rows of the Summary Compensation Table above include performance-based options and performance-based RSUs that were scheduled to vest based on the Company’s 2013 and 2014 financial performance (in addition to time-based requirements). Under the terms of these performance awards, the goals for each performance period were established by the Compensation Committee in the early part of the period. As noted above, performance-based awards are treated for accounting purposes (and for purposes of our tables) as having been granted on the date their performance goals were established and, if an award has multiple performance periods, the portion (or “tranche”) of the award relating to each period is treated as a separate grant. As required by SEC rules, we calculate each tranche’s grant date fair value based on the performance outcome we judged to be probable when the goals were set. In every case, we considered target performance to be probable, so the grant date fair values included in our tables are based on our expectation that these performance awards would vest at target. Under their terms, the performance options cannot vest in excess of target, whereas the performance RSUs can vest up to 200 percent of target. The following tables present the grant date fair values of the performance RSUs’ 2013 and 2014 tranches under two sets of assumptions: (a) assuming that the annual performance target would be achieved, which we originally judged to be the probable outcome, and (b) assuming that the highest level of performance condition would be achieved:

	2014 Performance-Based Restricted Stock Unit Awards
Name	Tranche	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)
Marissa A. Mayer	2014	2,000,017	4,000,034
Ken Goldman	2014	375,006	750,011
Ronald S. Bell	2014	375,006	750,011

	2013 Performance-Based Restricted Stock Unit Awards
Name	Tranche	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)

Marissa A. Mayer	2014	3,752,364	7,504,728
	2013	2,078,068	4,156,137

Ken Goldman	2014	938,091	1,876,182
	2013	519,522	1,039,045

Ronald S. Bell	2014	1,407,117	2,814,234
	2013	779,273	1,558,546

We did not award any performance RSUs to the Named Executive Officers in 2012.

(5)	This column reports bonuses under the Company’s cash bonus plan (the Executive Incentive Plan) earned in the specified year and paid early in the following year.

(6)

Amounts presented in the “All Other Compensation” column for 2014 include: for Ms. Mayer, security services for which the Company paid $26,891 pursuant to her employment agreement (which services were in addition to security provided at business facilities and during business travel), charitable matching contributions of $1,000, and group term life insurance premiums valued at $174; for Mr. Goldman, Company 401(k) plan matching contributions of $4,375, and group term life insurance premiums valued at $174; for Mr. Bell, Company 401(k) plan matching contributions of $4,375, and group term life insurance premiums valued at $174; and for Mr. de Castro, a severance payment of $1.14 million, a payment of $29,491 upon termination of his employment for accrued but unused vacation, a lump sum of $7,652 for continued medical benefits under COBRA for up to twelve months after termination, and group term life insurance premiums valued at $15.

EXECUTIVE COMPENSATION

(7)

Ms. Mayer’s stock and option totals for 2014 include multiple awards. Some of them are performance-based awards that our Compensation Committee approved in July 2012 or February 2013, but which are considered 2014 grants under applicable SEC and accounting rules because their 2014 performance goals were established in early 2014. (Under applicable accounting rules, the portion of an award applicable to a certain performance period is deemed to be granted on the date the goals for that period are set, and its accounting value is determined based on that date’s closing stock price.) This means that the 2014 portions of the performance awards granted to Ms. Mayer (and our other Named Executive Officers) in 2012 and 2013—when our stock price was significantly lower—are appearing as 2014 compensation in the table above based on Yahoo’s appreciated stock price in effect when the 2014 goals were set by the Compensation Committee (namely, February 27, 2014). There is a significant difference between the approval value and the accounting value of Ms. Mayer’s performance awards. To illustrate this difference, the following table presents Ms. Mayer’s 2014 compensation as above, except that the Stock Award and Option Award values are based on the value of our stock when the Compensation Committee originally approved the awards, rather than when it approved the performance goals.

	Year	Salary ($)	Bonus ($)	Original Approval Value		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Name				Stock Awards ($)	Option Awards ($)

Marissa A. Mayer	2014	1,000,000	0	10,000,000	5,000,000	1,108,800	28,065	17,136,865

For more details regarding the original approval value of Ms. Mayer’s stock and option awards compared with their accounting values as reflected in the Summary Compensation Table, and the impact of performance-based forfeitures, see “CEO Equity Awards” in the CD&A on page 64.

(8)	Mr. de Castro’s employment with the Company terminated on January 16, 2014, see “—De Castro Separation,” below.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards Table—2014

The following table presents all plan-based awards granted to the Named Executive Officers during 2014. For a description of these awards, see the CD&A, above, and the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” below.

In accordance with SEC rules, this table treats performance awards as having been granted on the date their performance goals were established (and if an award has multiple performance periods, the portion (or “tranche”) relating to each period is treated as a separate grant).

The column “Grant Date Fair Value of Stock and Option Awards” presents the aggregate grant date fair value of each grant (as computed for financial accounting purposes), which does not reflect whether the executive realized a financial benefit from the grant (such as by vesting in stock or exercising options).

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards ($/Share)	Awards ($)(2)

Marissa A. Mayer
Performance Option (2014 tranche of 2012 award)	2/27/2014					(3)	507,692	(4)		18.87	11,277,724
Performance Option (2014 tranche of retention award)	2/27/2014					(3)	761,537	(4)		18.87	16,916,564
Annual Cash Bonus Opportunity	2/27/2014	(5)	2,000,000	4,000,000	(6)						N/A
Performance RSU (2014 tranche of 2013 award)	2/27/2014					(3)	97,540	195,080			3,752,364
Performance RSU (2014 tranche of 2014 award)	2/27/2014					(3)	51,989	103,978			2,000,017
Time-Based RSU (2014 annual award)	2/27/2014								155,965		5,999,974

Ken Goldman
Performance Option (2014 tranche of initial award)	2/27/2014					(3)	419,895	(4)		18.87	9,327,427
Annual Cash Bonus Opportunity	2/27/2014	(5)	540,000	1,080,000	(7)						N/A
Performance RSU (2014 tranche of 2013 award)	2/27/2014					(3)	24,385	48,770			938,091
Performance RSU (2014 tranche of 2014 award)	2/27/2014					(3)	9,748	19,496			375,006
Time-Based RSU (2014 annual award)	2/27/2014								38,991		1,499,984

David Filo
Annual Cash Bonus Opportunity	2/27/2014	(5)	1,000,000	2,000,000	(7)						N/A

Ronald S. Bell
Annual Cash Bonus Opportunity	2/27/2014	(5)	540,000	1,080,000	(7)						N/A
Performance RSU (2014 tranche of 2013 award)	2/27/2014					(3)	36,577	73,154			1,407,117
Performance RSU (2014 tranche of 2014 award)	2/27/2014					(3)	9,748	19,496			375,006
Time-Based RSU (2014 annual award)	2/27/2014								38,991		1,499,984

Henrique de Castro(8)

(1)

Amounts represent cash bonus opportunities under the Company’s Executive Incentive Plan (“EIP”). Each participant in the Executive Incentive Plan is assigned a target bonus each year, as shown in the “target” column. For 2014, the Executive Incentive Plan provided that each executive’s actual bonus would be determined by adjusting his or her target bonus by (a) a Company performance factor and (b) an individual performance factor. The Company performance factor would be determined by the Compensation Committee based on (i) the Company’s performance relative to financial goals established by the

EXECUTIVE COMPENSATION

Committee early in the year and (ii) the Committee’s assessment of the Company’s operational performance in 2014. The individual performance factor would be determined by the Compensation Committee based on the individual’s performance. The Compensation Committee retained discretion under the Executive Incentive Plan to adjust bonuses upwards or downwards (including to zero), but only within the plan’s overall performance-based funding limit of three percent of the Company’s adjusted EBITDA (as defined in the plan and subject to further adjustments set forth in the plan), which limit was further allocated among the Named Executive Officers as described in notes (6) and (7) below. In addition, bonuses under the plan could not exceed 200 percent of the executive’s target bonus. The Executive Incentive Plan bonuses actually paid to our Named Executive Officers for 2014 are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

(2)

As required by SEC rules, these amounts present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in stock or exercising options). For information on the valuation assumptions used in the grant date fair value computations, see Note 14—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2014 Form 10-K.

(3)

The 2014 tranches of the performance options and performance RSUs did not have any vesting thresholds. As described in the CD&A, each 2014 tranche was subject to two performance measures: GAAP revenue and adjusted EBITDA. The portion of each tranche allocated to each measure would not vest if the Company did not achieve that measure’s minimum performance level. If the Company performed above that measure’s minimum level but less than 100 percent of its target level, the portion of the tranche allocated to that measure would vest between zero percent and 100 percent, as further described in the CD&A, see “2014 Executive Compensation Program—2014 Long-Term Equity Awards.”

(4)	As described in the CD&A, the performance options cannot vest over 100 percent of target.

(5)	There was no threshold bonus under the 2014 Executive Incentive Plan.

(6)

Under the Executive Incentive Plan, Ms. Mayer’s maximum bonus for 2014 was the lesser of 1.5 percent of the Company’s adjusted EBITDA (subject to adjustment as set forth in the plan document) and 200 percent of her target bonus. The Executive Incentive Plan authorized the Compensation Committee to exercise downward discretion from such limit to establish her actual bonus, based on the factors described in note (1) above.

(7)

Under the Executive Incentive Plan, the maximum individual bonus for each of Messrs. Goldman, Filo, and Bell was the lesser of 0.5 percent of the Company’s adjusted EBITDA (subject to adjustment as set forth in the plan document) and 200 percent of the executive’s target bonus. The Executive Incentive Plan authorized the Compensation Committee to exercise downward discretion from such limit to establish each executive’s actual bonus, based on the factors described in note (1) above.

(8)	Mr. de Castro did not receive any plan-based awards in 2014.

EXECUTIVE COMPENSATION

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and 2012 Recruitment Grants

Marissa A. Mayer.  In July 2012, the Company entered into an employment offer letter with Ms. Mayer to serve as our Chief Executive Officer. The letter has no specified term, and Ms. Mayer’s employment with the Company is on an at-will basis. The letter provides that Ms. Mayer will receive an annual base salary of $1 million. She will also be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 200 percent of base salary. Both base salary and bonus are subject to annual review. Ms. Mayer is also eligible to participate in the benefit programs generally available to senior executives of the Company and is entitled to 20 days of vacation per year during the first four years of her employment. The Company agreed to reimburse Ms. Mayer for reasonable legal fees incurred in connection with entering into the letter, up to a maximum of $25,000, and for up to $50,000 of security expenses per year (which the Compensation Committee increased to $125,000 for 2014).

The letter provides for Ms. Mayer to receive the following equity awards, all of which have been granted:

•

2012 Annual Equity Award (Vesting Over Three Years).  We typically grant equity awards to executives annually. Ms. Mayer’s equity award for 2012 was provided for in her offer letter because she was not employed at the start of the year when we made awards to our other executives. As provided in the offer letter:

¡

one-half of her 2012 award was in the form of time-based RSUs (which were granted on July 26, 2012) with a target valuation of $6 million vesting in three equal annual installments from the date of grant; and

¡

the other one-half (with a target valuation of $6 million) was in the form of performance-based stock options with three performance periods: the first half of 2013, full year 2013, and full year 2014. Each tranche is scheduled to vest shortly after the end of its performance period. All of the options were granted on November 29, 2012 with an exercise price of $18.87 per share (equal to the closing market price of our common stock on the date of grant) and a maximum term of seven years. The overall number of 2012 options (which are evenly distributed among the tranches) was determined by dividing the target value by the per-share grant date fair value of our employee stock options as of July 26, 2012.

•	One-Time Retention Award (Vesting Over Five Years). As provided in the offer letter:

¡

one-half of this award was in the form of time-based RSUs (which were granted on July 26, 2012) with a target valuation of $15 million vesting in five equal annual installments from the date of grant; and

¡

the other one-half (with a target valuation of $15 million) was in the form of performance-based stock options with five performance periods: the first half of 2013, and full years 2013, 2014, 2015 and 2016. Each tranche is scheduled to vest shortly after the end of its performance period. The retention options were granted on November 29, 2012 with an exercise price of $18.87 per share and a maximum term of seven years. The overall number of retention options (which are evenly distributed among the tranches) was determined by dividing the target valuation by the per-share fair value of our employee stock options as of July 26, 2012.

•

One-Time Make-Whole Award (Vesting Over 29 Months).  As provided in her offer letter, Ms. Mayer was granted time-based RSUs with a target valuation of $14 million on July 26, 2012 to replace a portion of the compensation value that she forfeited by leaving her previous employer. These RSUs vested monthly from her date of hire as follows: four-fourteenths (4/14) of the RSUs vested in five equal monthly installments from August through December, 2012; seven-fourteenths (7/14) of the RSUs vested in twelve equal monthly installments in 2013; and three-fourteenths (3/14) of the RSUs vested in twelve equal monthly installments during 2014.

EXECUTIVE COMPENSATION

•	Ms. Mayer’s offer letter also provides that, beginning in 2013, she is eligible to receive annual equity awards when such grants are made to our senior executives.

Under the letter’s express terms, Ms. Mayer’s cash bonuses and equity awards are subject to the Company’s “clawback” policies as in effect from time to time.

Ken Goldman.  In September 2012, the Company entered into an employment offer letter with Mr. Goldman to serve as our Chief Financial Officer. The letter has no specified term, and Mr. Goldman’s employment with the Company is on an at-will basis. The letter provides that Mr. Goldman will receive an annual base salary of $600,000 and be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 90 percent of base salary. Both base salary and bonus are subject to annual review. Mr. Goldman is also eligible to participate in the benefit programs generally available to senior executives of the Company and is entitled to 20 days of vacation per year.

The letter provides for Mr. Goldman to receive the following equity awards, all of which have been granted:

•

Restricted Stock Units (Vesting Over Four Years).  Mr. Goldman’s initial RSUs had a target valuation of $6 million and were granted on October 25, 2012 soon after he joined Yahoo. One-fourth (1/4) of the award vested on the first anniversary of grant, and the remainder is vesting in 36 equal monthly installments through the fourth anniversary of grant.

•

Performance Stock Options (Vesting Over Three Years).  Mr. Goldman was granted performance-based stock options with a target valuation of $6 million and three performance periods: full years 2013, 2014 and 2015. Each tranche is scheduled to vest shortly after the end of its performance period. All of the options were granted on November 29, 2012 with an exercise price of $18.87 per share (equal to the closing market price of our common stock on the date of grant) and a maximum term of seven years. The overall number of options (which are evenly distributed among the tranches) was determined by dividing the target value by the fair value of our employee stock options on the grant date.

•

One-Time Make-Whole Award (Vesting Over One Year).  Mr. Goldman was also granted 76,000 RSUs on October 25, 2012 to make up for compensation from his previous employer that he forfeited by accepting employment with Yahoo. These RSUs vested in 12 equal monthly installments following the date of grant.

Mr. Goldman’s cash bonuses and equity grants are subject to the Company’s “clawback” policies as in effect from time to time.

Ronald S. Bell.  In May 1999, the Company entered into an employment offer letter with Mr. Bell. The letter has no specified term, and Mr. Bell’s employment with the Company is on an at-will basis. The letter provides that any dispute related to the terms of the employment relationship or its termination shall be settled by binding arbitration.

Mr. Bell’s cash bonuses and equity grants are subject to the Company’s “clawback” policies as in effect from time to time.

Henrique de Castro.  In October 2012, the Company entered into an employment offer letter with Mr. de Castro to serve as our Chief Operating Officer. The letter had no specified term, and Mr. de Castro’s employment with the Company was on an at-will basis. The letter provided that Mr. de Castro would receive an annual base salary of $600,000 and certain equity awards which we previously granted, and be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 90 percent of base salary. Both base salary and bonus were subject to annual review. Mr. de Castro was also eligible to participate in the benefit programs generally available to senior executives of the Company and was entitled to 20 days of vacation per year during the first four years of his employment. Mr. de Castro’s employment with the company terminated on January 16, 2014 and he received only the amounts to which he was entitled under his existing agreements, see “—De Castro Separation,” below.

EXECUTIVE COMPENSATION

The provisions of each of these employment letters relating to severance benefits are described in the section “Potential Payments Upon Termination or Change in Control,” below.

Equity Awards

The following section describes the equity awards listed in the Grants of Plan-Based Awards Table. Each of those awards was granted under, and is subject to the terms of, our Stock Plan, which is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the Stock Plan are generally not transferable, except to a beneficiary upon the grantee’s death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws.

Under the terms of the Stock Plan, a change in control of Yahoo does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control of Yahoo, each Named Executive Officer’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that are vested at the time of the change in control (including options that become vested in connection with the change in control) generally must be exercised within 30 days after the optionee receives notice of the acceleration.

Performance Options.  The performance options granted to each of Ms. Mayer and Mr. Goldman in connection with their joining the Company in 2012 are described above in the section “—Employment Agreements and 2012 Recruitment Grants.” Although all of the performance options were granted in 2012, their 2014 tranches appear in our compensation tables separately as though they were granted on the date their goals were set (February 27, 2014), as required by SEC rules. For a discussion of the options’ 2014 performance metrics and goals, see “2014 Executive Compensation Program—2014 Long-Term Equity Awards—Determination of Vesting of 2012 Performance Options” in the CD&A. On March 6, 2015 the Compensation Committee determined that, based on the Company’s performance over full-year 2014, the options’ 2014 performance tranches would vest at 69 percent of target.

Performance RSUs.  In February 2013 and February 2014, Ms. Mayer, Mr. Goldman, and Mr. Bell received grants of performance-based RSUs as part of the Company’s annual grant process. The 2013 award to Ms. Mayer has three annual performance periods (2013, 2014, and 2015), and the 2013 awards to Messrs. Goldman and Bell have four annual performance periods (2013, 2014, 2015, and 2016). Similarly, the 2014 award to Ms. Mayer has three annual performance periods (2014, 2015, and 2016), and the 2014 awards to Messrs. Goldman and Bell have four annual performance periods (2014, 2015, 2016, and 2017). Each annual performance tranche covers a full fiscal year, and is scheduled to vest shortly after the end of the year. Each award’s total target number of shares is evenly distributed among its tranches, and each tranche may vest up to 200 percent of target depending upon the Company’s performance. Each performance tranche will appear in our compensation tables separately as though it were a separate award granted on the date its goals were set (which was February 27, 2014, in the case of the 2014 tranches), as required by SEC rules.

For a discussion of the performance metrics and goals applicable to the performance RSUs’ 2014 tranches, see “2014 Executive Compensation Program—2014 Long-Term Equity Awards” in the CD&A. On March 6, 2015 the Compensation Committee determined that the 2014 tranches of the Named Executive Officers’ performance RSUs would vest at 36 percent of target, based on the Company’s 2014 performance.

Time-Based RSUs.  In February 2014, we granted each of Ms. Mayer, Mr. Goldman, and Mr. Bell an award of time-based RSUs as part of the Company’s annual grant process. The award to Ms. Mayer was scheduled to vest over three years, and the awards to Messrs. Goldman and Bell were scheduled to vest over four years, in each case ratably with a one-year cliff followed by monthly installments.

EXECUTIVE COMPENSATION

Upon vesting, each of the RSUs described above is payable in shares of the Company’s common stock on a one-for-one basis. Vesting of each of the options and RSUs described above is generally subject to the executive’s continued employment with the Company through the applicable vesting date, subject to accelerated vesting in certain circumstances. Refer to “Potential Payments upon Termination or Change in Control” below for information on the severance and change-in-control provisions applicable to the equity awards granted to the Named Executive Officers in 2014.

Non-Equity Incentive Plan Awards

Each of the “non-equity incentive plan awards” reported in the Grants of Plan-Based Awards Table was granted under, and is subject to the terms of, our Executive Incentive Plan. Please see the discussion under the heading “2014 Executive Compensation Program—2014 Annual Cash Bonuses under the Executive Incentive Plan” in the CD&A for a description of the material terms of awards granted under our Executive Incentive Plan for 2014.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Year-End—2014

The following table presents outstanding equity awards held by the Named Executive Officers at the end of 2014, after giving effect to determinations of our 2014 performance (which means the portions of our performance-based options and RSUs that were forfeited as a result of our 2014 performance determinations are treated as not outstanding for purposes of this table, while the portions that vested in connection with such performance determinations are treated as being subject only to time-based vesting conditions at year-end 2014). Vesting of the unvested awards shown below is generally conditioned upon the Named Executive Officer’s continuous employment through the applicable vesting date, but is subject to acceleration on certain terminations of the executive’s employment as described in the section “Potential Payments upon Termination or Change in Control,” below.

As required by SEC rules, if a performance-based award has multiple performance periods, the portion (or “tranche”) relating to each period is treated as a separate grant, which is not considered to be outstanding until its goals are established. As of December 31, 2014, we had not established goals for the post-2014 tranches of the performance RSUs and performance options; accordingly those awards’ 2015, 2016, and 2017 performance tranches are not presented below.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Marissa A. Mayer							126,583	(3)	6,393,707
							569,621	(4)	28,771,557
							113,797	(5)	5,747,886
							35,114	(6)	1,773,608
							155,965	(7)	7,877,792
							18,716	(6)	945,345
	401,076	350,307	(8)		18.87	11/29/2019
	930,688	525,460	(8)		18.87	11/29/2019

Ken Goldman							165,563	(9)	8,362,587
							52,835	(10)	2,668,696
							8,778	(6)	443,377
							38,991	(11)	1,969,435
							3,509	(6)	177,240
	301,717	289,727	(8)		18.87	11/29/2019
David Filo(12)

Ronald S. Bell							79,251	(10)	4,002,968
							13,167	(6)	665,065
							6,000	(13)	303,060
							10,000	(14)	505,100
							38,991	(11)	1,969,435
							3,509	(6)	177,240
Henrique de Castro(15)

(1)

In accordance with the terms and conditions applicable to the award, each award reported in these columns generally is subject to early termination in connection with certain terminations of the award holder’s employment and to acceleration in certain circumstances as described under “Potential Payments Upon Termination or Change in Control,” below.

(2)	Value is based on the closing price of Yahoo common stock of $50.51 on December 31, 2014, as reported on Nasdaq.

EXECUTIVE COMPENSATION

(3)	These restricted stock units will vest on July 26, 2015.

(4)	One-third of these restricted stock units will vest on July 26, 2015 and the remainder will vest in two equal annual installments thereafter through July 26, 2017.

(5)	One-fourteenth (1/14) of these restricted stock units will vest on the 28th day of each month, through February 28, 2016.

(6)	These performance-based restricted stock units vested on March 6, 2015 upon the Compensation Committee’s certification of our full-year 2014 performance for purposes of this award.

(7)	One-third of these restricted stock units vested on February 27, 2015 and the remainder will vest in equal monthly installments thereafter through February 27, 2017.

(8)

These performance-based options vested on January 26, 2015 and became exercisable on March 6, 2015 upon the Compensation Committee’s certification of our full-year 2014 performance for purposes of this award.

(9)	One-twenty-second (1/22) of these restricted stock units will vest on the 25th day of each month, through October 25, 2016.

(10)	One-twenty-sixth (1/26) of these restricted stock units will vest on the 28th day of each month, through February 28, 2017.

(11)	One-fourth of these restricted stock units vested on February 27, 2015 and the remainder will vest in equal monthly installments thereafter through February 27, 2018.

(12)	Mr. Filo had no outstanding equity awards at year-end 2014.

(13)	These restricted stock units vested on February 25, 2015.

(14)	One-half of these restricted stock units vested on February 27, 2015, and the remainder will vest on February 27, 2016.

(15)	Mr. de Castro had no outstanding equity awards at year-end 2014.

Options Exercised and Stock Vested—2014

The following table shows how many stock options our Named Executive Officers exercised, and how many shares of stock vested for them, during 2014. All of the stock vesting events relate to RSUs. This table also shows the aggregate value our Named Executive Officers realized from such option exercises and RSU vesting events.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marissa A. Mayer	864,000	17,796,498	740,747	28,120,301
Ken Goldman	30,000	540,379	148,911	5,850,893
David Filo	0	0	0	0
Ronald S. Bell	64,500	589,132	103,906	4,044,805
Henrique de Castro	1,634,438	26,577,731	1,011,306	40,796,084

(1)	In the case of options, “value realized” equals the difference between the exercise price and the market price of our common stock at exercise, multiplied by the number of exercised options.

(2)

In the case of stock awards, “value realized” equals the closing price of our common stock on the vesting date (or the prior trading day, in the case of weekend or holiday vesting events), as reported by Nasdaq, multiplied by the number of vested shares (including shares withheld by us to cover tax withholding for these awards).

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

The following sections describe the benefits that may become payable to our currently-employed Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company under arrangements in effect on December 31, 2014. For the separation benefits actually provided to Mr. de Castro in January 2014, see “De Castro Separation,” below.

Executive Severance Agreements

In February 2013, the Compensation Committee authorized us to enter into severance agreements with our senior executives generally, including each of the Named Executive Officers. We refer to these agreements as executive “Severance Agreements.”

Pursuant to the Severance Agreements, if the executive’s employment is terminated by the Company without cause (as defined in the agreement), the executive will be entitled to a severance benefit consisting of:

•	one year of base salary;

•	one year’s target annual bonus;

•	if the termination occurs after the end of a fiscal year and before the Company’s bonus payments for that fiscal year, the executive’s bonus for the completed fiscal year; and

•	payments equal to the premiums required to continue medical benefits under COBRA for up to twelve months after termination.

•	The executive will also have six months to exercise any vested Company stock options.

In addition, in the case of Mr. Goldman and Mr. Bell, the Severance Agreements amend their time-based stock options and time-based restricted stock units granted prior to the date of the Severance Agreements to provide that if the executive’s employment is terminated by the Company without cause, or due to his death or disability, any “cliff” installment scheduled to vest within six months following such termination will vest on the termination date (except that any more-favorable acceleration terms of the underlying award will be respected). The recruitment grants we made to Ms. Mayer already included provisions regarding accelerated vesting as called for by her offer letter (and as described under “—Equity Awards,” below), so no corresponding amendments were included in her Severance Agreement. The Severance Agreements do not affect the Company’s Change-in-Control Severance Plans; if applicable in the circumstances of his or her termination, each executive will be entitled to benefits under the applicable Change-in-Control Severance Plan if greater than under the Severance Agreement.

In each case, the executive’s right to receive benefits under the Severance Agreement is conditioned on the executive’s executing and not revoking a release of claims in favor of the Company and complying with the executive’s obligations under any confidentiality, proprietary information and assignment of inventions or similar agreement with the Company.

Change-in-Control Severance Plans

As noted in the CD&A, the Compensation Committee maintains two Change-in-Control Severance Plans that, together, cover all full-time employees of the Company, including each of the Named Executive Officers currently employed with the Company.

The Change-in-Control Severance Plans provide that if an eligible employee’s employment with the Company is terminated by the Company without cause or by the employee for good reason (as these terms are defined in the applicable Change-in-Control Severance Plan) within one year after a change in control of the Company, the employee will generally be entitled to receive the following severance benefits:

•

Continuation of the employee’s annual base salary, as severance pay, over a designated number of months following the employee’s severance date. The number of months will range from four months to 24 months, depending on the employee’s job level;

EXECUTIVE COMPENSATION

•

Reimbursement for outplacement services for 24 months following the employee’s severance date, subject to a maximum reimbursement that ranges from $3,000 to $15,000, depending on the employee’s job level;

•	Continued medical group health and dental plan coverage for the period the employee receives severance pay; and

•

Accelerated vesting of all stock options, restricted stock units and any other equity-based awards previously granted or assumed by the Company and outstanding as of the severance date (unless otherwise set forth in the applicable award agreement for awards made after February 12, 2008).

The number of months used to calculate the severance benefit under the Change-in-Control Severance Plans for each Named Executive Officer is 24 months and the outplacement benefit applicable to each Named Executive Officer is $15,000. The plans do not provide tax gross-ups for potential excise or other taxes on the benefits that may be paid.

Each eligible employee will be entitled to the greater of (a) the severance payments and benefits pursuant to the Change-in-Control Severance Plans, or (b) the severance benefits under any severance agreement between such employee and the Company (if applicable).

Payment of the foregoing severance benefits is conditioned upon the employee’s execution of a release of claims in favor of the Company and compliance with the employee’s confidentiality, proprietary information and assignment of inventions obligations to the Company.

A “change in control” would generally be triggered under the Change-in-Control Severance Plans by a person or group of persons acquiring more than 40 percent of the Company’s voting stock, consummation of certain mergers and other transactions where the Company’s shareholders owned less than 50 percent of the surviving entity, a liquidation of the Company, or consummation of a sale of all or substantially all of the Company’s assets.

Equity Awards

Severance Provisions in 2013 and 2014 Annual Awards.  Under the 2013 and 2014 annual award agreements, if the executive’s employment is terminated by the Company without cause, or due to his or her death or disability—

•	Time-Based RSUs: any cliff installment of a time-based RSU that is scheduled to vest within six months following such termination will vest on the termination date;

•

Performance-Based RSUs:  if the termination occurs in the latter half of a performance period, the shares eligible to vest for such period will be pro-rated based on months worked in the period and will vest based on performance when the period is complete; and

•

Front-Loaded RSUs:  if the award was originally intended to represent more than one year’s worth of annual grants, the shares otherwise vesting pursuant to the above two bullets will be divided by the number of years the award was intended to represent and the quotient will vest.

Outstanding equity awards granted to Mr. Bell prior to 2013 will be subject to accelerated vesting as described under “—Executive Severance Agreements,” above.

Ms. Mayer’s Recruitment Grants.  With respect to the “make-whole” award of restricted stock units granted to Ms. Mayer in July 2012, her employment offer letter and the award agreement provide that if her employment is terminated by the Company without cause, by Ms. Mayer for good reason, or due to Ms. Mayer’s death or disability, the award will vest in full upon her termination. In addition, any portion of the restricted stock units and performance-based stock options subject to her 2012 annual awards and her retention awards described under the heading “Employment Agreements and 2012 Recruitment Grants” above that is scheduled to vest within six months after such a termination will fully vest, subject, in the case of her stock options, to meeting the applicable performance criteria.

EXECUTIVE COMPENSATION

Mr. Goldman’s Recruitment Grants.  The performance options and RSUs awarded to Mr. Goldman in 2012 (as described in the section “Employment Agreements and 2012 Recruitment Grants,” above) provide that if his employment is terminated without cause (or, in the case of the performance options, due to his death or disability), any portions of the awards that are scheduled to vest within six months will fully vest, subject, in the case of his stock options, to meeting the applicable performance criteria.

Change in Control.  Under the terms of our Stock Plan, if there is a change in control of Yahoo, each Named Executive Officer’s outstanding awards will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. A change in control of Yahoo would not automatically trigger vesting of the awards then outstanding under the plan. In addition, each of the 2012 recruitment grants and the 2013 and 2014 annual awards include language opting-out of the Change-in-Control Severance Plan, and instead provide that if we terminate the executive’s employment without cause or if the executive resigns for good reason, in either case within one year after a change in control of the Company, then the entire unvested portion of the award will vest in full.

Estimated Severance and Change-in-Control Benefits

Severance Benefits.  The following table presents the Company’s estimate of the benefits to which each of our continuing Named Executive Officers would have been entitled under the arrangements described above if his or her employment had been terminated by the Company on December 31, 2014 without cause (or, as to some benefits, by the executive for good reason), and not in connection with a change in control of the Company.

Name	Cash Severance ($)	Continuation of Health Benefits ($)	RSU Acceleration ($)(1)	Option Acceleration ($)(2)	Total ($)
Marissa A. Mayer	3,000,000	24,331	5,334,918	27,709,268	36,078,517
Ken Goldman	1,140,000	24,331	3,393,666	9,166,962	13,724,959
David Filo(3)	0	0	0	0	0
Ronald S. Bell	1,140,000	24,331	1,391,488	0	2,555,819

(1)

This column reports the intrinsic value of the unvested portions of the executive’s restricted stock unit awards that would accelerate in the circumstances described above (including post-termination performance-based vesting). This value is calculated by multiplying $50.51 (the closing price of our common stock as reported by Nasdaq on December 31, 2014, the hypothetical acceleration date) by the number of units subject to the accelerated portion of the award.

(2)

This column reports the intrinsic value of the portions of the executive’s unvested stock options (all of which are performance-based) that would accelerate in the circumstances described above (including post-termination performance-based vesting). This value is calculated by multiplying (a) the amount by which $50.51 (the closing price of our common stock as reported by Nasdaq on December 31, 2014, the hypothetical acceleration date) exceeds the exercise price of the option, by (b) the number of shares subject to the accelerated portion of the option.

(3)	As a founder of the Company with a significant equity stake, Mr. Filo is not party to a Severance Agreement.

EXECUTIVE COMPENSATION

Change-in-Control Severance Benefits.  The following table presents the Company’s estimate of the severance benefits to which each of our continuing Named Executive Officers would have been entitled under the arrangements described above if his or her employment had been terminated by the Company without cause (or, as to some benefits, by the executive for good reason) on December 31, 2014, and assuming for purposes of this illustration that such date was within 12 months after a hypothetical change in control of the Company.

Name	Cash Severance ($)(1)	Continuation of Health Benefits ($)(1)	Outplacement Benefits ($)	RSU Acceleration ($)(2)	Option Acceleration ($)(3)	Total ($)
Marissa A. Mayer	3,000,000	24,331	15,000	66,522,226	88,348,499	157,910,056
Ken Goldman	1,200,000	50,123	15,000	18,665,213	26,570,924	46,501,260
David Filo	2	50,123	15,000	0	0	65,125
Ronald S. Bell	1,200,000	50,123	15,000	14,292,562	0	15,557,685

(1)

The Severance Agreements provide that each executive will be entitled to either the cash severance and health benefit continuation payments provided under his or her Severance Agreement or under the Change-in-Control Severance Plan (if applicable), whichever is greater. Amounts in the “Cash Severance” and “Continuation of Health Benefits” columns for Ms. Mayer reflect benefits under her Severance Agreement.

(2)

This column reports the intrinsic value of the unvested portions of the executive’s restricted stock unit awards that would accelerate in the circumstances described above. This value is calculated by multiplying $50.51 (the closing price of our common stock as reported by Nasdaq on December 31, 2014, the hypothetical acceleration date) by the number of units subject to the accelerated portion of the award.

(3)

This column reports the intrinsic value of the portions of the executive’s unvested stock options that would accelerate in the circumstances described above. This value is calculated by multiplying (a) the amount by which $50.51 (the closing price of our common stock as reported by Nasdaq on December 31, 2014, the hypothetical acceleration date) exceeds the exercise price of the option by (b) the number of shares subject to the accelerated portion of the option.

De Castro Separation

On January 16, 2014 Mr. de Castro’s employment with the Company terminated. Mr. de Castro received the severance benefits for a termination without cause provided by his offer letter, his equity award agreements, and his executive Severance Agreement. These benefits generally consisted of:

•	$1.14 million in cash, representing Mr. de Castro’s base salary for 12 months (which was $600,000) and his target annual bonus (which was $540,000);

•

accelerated vesting of 238,474 shares of our common stock on the termination date (valued at $9.62 million based on the closing price of our common stock on that date, $40.34 as reported by Nasdaq), representing the portion of his initial RSU award scheduled to vest within 12 months after the termination date;

•

post-termination vesting of 746,362 options (valued at $16.02 million based on the closing price of our common stock on the termination date less the exercise price) representing the full-year 2013 tranche of his performance option, which vested on the award’s regularly scheduled vesting date of January 26, 2014, and became exercisable when the Compensation Committee certified the Company’s 2013 performance for purposes of the awards on February 4, 2014; and

•

accelerated vesting of 772,832 shares of our common stock on the termination date (valued at $31.18 million based on the closing stock price of our common stock on that date), representing the unvested portion of his “make-whole” RSU award.

•	In addition, we paid Mr. de Castro $29,491 for accrued but unused vacation, and a lump sum of $7,652 for continued medical benefits under COBRA for up to twelve months after termination.

Mr. de Castro executed a release in favor of the Company.

Audit and Finance Committee Report

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2014, the Audit Committee met with the Company’s independent registered public accounting firm, the senior members of the Company’s financial management team and the Company’s head of internal audit in separate private sessions to discuss any matters that the Audit Committee, the independent registered public accounting firm, the head of internal audit or senior members of the Company’s financial management team believed should be discussed privately with the Audit Committee. The Audit Committee’s agenda is established by the Audit Committee’s chair and senior members of the Company’s financial management team. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements in the Company’s 2014 Form 10-K. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed that firm’s independence with the independent auditors and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the Company’s audited consolidated financial statements, representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s 2014 Form 10-K filed with the SEC.

Submitted by the Audit and Finance Committee

of the Company’s Board of Directors*

    Susan M. James (Chair)

    Thomas J. McInerney

    Charles R. Schwab

*	Mr. Schwab joined the Audit Committee following his election to the Board in June 2014. Mr. Webb served as a member of the Audit Committee until June 25, 2014.

Fees For Services Rendered By Independent Registered Public Accounting Firm

Set forth below are approximate fees (in millions) for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2014 and 2013:

	2014	2013
Audit Fees(1)	$5.1	$7.4
Audit-Related Fees(2)	1.0	0.6
Tax Fees(3)	0.7	1.0
All Other Fees	—	—

Total	$6.8	$9.0

(1)

Aggregate audit fees consist of fees billed or accrued for professional services rendered for the audit of Yahoo’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

(2)

Audit-related fees consist of fees for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of Yahoo’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)

Tax fees consist of fees for services rendered during the fiscal year for professional services related to federal, state and international tax compliance and planning, tax advice, assistance with tax audits and appeals and advice related to mergers and acquisitions.

The Audit Committee is responsible for the compensation of our external audit firm and oversees the audit fee negotiations associated with the Company’s retention of PricewaterhouseCoopers LLP.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, and as needed at other times during the year, (i) the independent registered public accounting firm will submit to the Audit Committee for approval the terms, fees and conditions of the Company’s engagement of the independent registered public accounting firm to perform an integrated audit of the Company’s consolidated financial statements, to attest to the Company’s internal control over financial reporting for the applicable fiscal year, and to review the Company’s interim financial statements and (ii) management and the independent registered public accounting firm will submit to the Audit Committee for approval a written pre-approval request of additional audit and non-audit services to be performed for the Company during the year, including a budgeted range of fees for each category of service outlined in such request. The Audit Committee has designated the Audit Committee Chair to have the authority to pre-approve interim requests for permissible services that were not contemplated in the engagement letter or in pre-approval requests. The Audit Committee Chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the next regular Audit Committee meeting.

All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2014 and December 31, 2013 were pre-approved by the Audit Committee.

Related Party Transactions

Policies and Procedures for Approval of Related Party Transactions

The Audit Committee has adopted a written Related Party Transaction Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) the Company is a participant and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is each member of the Board, each executive officer, any nominee for director, any security holder known to the Company to own of record or beneficially five percent or greater of any class of its voting securities or any immediate family member of any of the foregoing persons.

The General Counsel shall submit all related party transactions to the Audit Committee for its review and, if appropriate, approval or ratification. In determining whether to approve or ratify a related party transaction, the Audit Committee may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;

•

the material terms of the transaction, including the amount involved, the type of transaction and whether the terms are at least as favorable to the Company as those available in arm’s length transactions;

•	the relationship of the parties involved to the transaction and with each other;

•	the materiality of the transaction to the Company;

•	whether the transaction would interfere with the ability of a director or executive officer to act in the best interest of the Company and its shareholders; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who has an interest in a transaction under discussion by the Audit Committee shall abstain from voting on the approval of the related party transaction, but may, if requested by the Chair of the Audit Committee, participate in some or all of the committee’s discussions about the transaction.

Legal Proceedings

Since May 31, 2011, several related shareholder derivative suits were filed in the Santa Clara County Superior Court (“California Derivative Litigation”) and the U.S. District Court for the Northern District of California (“Federal Derivative Litigation”) purportedly on behalf of the Company against certain officers and directors of the Company and third parties. The California Derivative Litigation was filed by plaintiffs Cinotto, Lassoff, Zucker, and Koo, and consolidated under the caption In re Yahoo! Inc. Derivative Shareholder Litigation on June 24, 2011 and September 12, 2011. The Federal Derivative Litigation was filed by plaintiffs Salzman, Tawila, and Iron Workers Mid-South Pension Fund and consolidated under the caption In re Yahoo! Inc. Shareholder Derivative Litigation on October 3, 2011. The plaintiffs allege breaches of fiduciary duties, corporate waste, mismanagement, abuse of control, unjust enrichment, misappropriation of corporate assets, or contribution and seek damages, equitable relief, disgorgement and corporate governance changes in connection with Alibaba Group Holding Limited’s restructuring of its subsidiary Alipay.com Co., Ltd. (“Alipay”) and related disclosures. On June 7, 2012, the courts approved stipulations staying the California Derivative Litigation pending resolution of the Federal Derivative Litigation, and deferring the Federal Derivative Litigation pending a ruling on the motion to dismiss filed by the defendants in the related shareholder class actions, which are discussed below. On December 16, 2013, the U.S. District Court for the Northern District of California granted the Company’s motion to stay the Federal Derivative Litigation pending resolution of the appeal filed by the plaintiffs in the related shareholder class actions.

Since June 6, 2011, two purported shareholder class actions were filed in the U.S. District Court for the Northern District of California against the Company and certain officers and directors of the Company by plaintiffs Bonato and the Twin Cities Pipe Trades Pension Trust. In October 2011, the District Court consolidated the two actions under the caption In re Yahoo! Inc. Securities Litigation and appointed the Pension Trust Fund for Operating Engineers as lead plaintiff. In a consolidated amended complaint filed December 15, 2011, the lead plaintiff purports to represent a class of investors who purchased the Company’s common stock between April 19, 2011 and July 29, 2011, and alleges that during that class period, defendants issued statements that were materially false or misleading because they did not disclose information relating to Alibaba Group Holding Limited’s restructuring of Alipay. The complaint purports to assert claims for relief for violation of Section 10(b) and 20(a) of the Exchange Act and for violation of Rule 10b-5 thereunder, and seeks unspecified damages, injunctive and equitable relief, fees and costs. On August 10, 2012, the court granted defendants’ motion to dismiss the consolidated amended complaint. Plaintiffs have appealed.

On April 22, 2015, a shareholder action captioned Cathy Buch v. David Filo, et al. was filed in the Delaware Court of Chancery against Yahoo and all current members of the Board of Directors. The complaint asserts both derivative claims, purportedly on behalf of Yahoo, and class action claims, purportedly on behalf of the plaintiff and all similarly situated shareholders, relating to the termination of, and severance payments made to, our former chief operating officer, Henrique de Castro. The plaintiff alleges that the Board members breached their fiduciary duties by enabling or acquiescing in the payment of severance to Mr. de Castro, and by allowing Yahoo to make allegedly false and misleading statements regarding the value of his severance. The plaintiff has also asserted claims against Mr. de Castro. The plaintiff seeks to recoup the severance paid to Mr. de Castro, an equitable accounting, disgorgement in favor of Yahoo, monetary damages, declaratory relief, injunctive relief, and an award of attorneys’ fees and costs.

No Incorporation By Reference

In Yahoo’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit and Finance Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material,” or otherwise considered “filed” with the SEC under the Exchange Act. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on those websites is not part of this proxy statement.

Annual Report To Shareholders

Our 2014 Annual Report has been mailed or made available to shareholders and is posted on our annual report website at yahoo2014.tumblr.com. The Company will provide, without charge, a copy of our 2014 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) upon the written request of any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089, or by telephone request to (408) 349-3382.

Other Matters

The Board has not received valid notice of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that proxies be returned promptly to ensure that shares are represented at the annual meeting. You are urged to submit your proxy or voting instructions as soon as possible electronically over the Internet, by telephone or, if you received a printed copy of the proxy materials, by marking, signing, dating, and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope provided with your proxy materials.

By Order of the Board of Directors,

Ronald S. Bell

General Counsel and Secretary

Sunnyvale, California

April 29, 2015

www.yahoo.com

002CSN4DE8

YAHOO!
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
C123456789
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 A.M., Eastern Time, on June 24, 2015.
Vote by Internet
Go to www.investorvote.com/YHOO
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Election of Directors — The Company’s Board of Directors recommends a vote “FOR” each of the nominees listed below:
1. Election to the Board of Directors of the nine director nominees listed below to serve until the 2016 annual meeting of shareholders and until their respective successors are elected and qualified or their earlier death, resignation, or removal.
For Against Abstain
01 - David Filo
04 - Marissa A. Mayer
07 - H. Lee Scott, Jr.
For Against Abstain
02 - Susan M. James
05 - Thomas J. McInerney
08 - Jane E. Shaw, Ph.D.
For Against Abstain +
03 - Max R. Levchin
06 - Charles R. Schwab
09 - Maynard G. Webb, Jr.
B Management Proposals — The Company’s Board of Directors recommends a vote “FOR” each of Proposals 2 and 3.
C Shareholder Proposals — The Company’s Board of Directors recommends a vote “AGAINST” each of Proposals 4 and 5.
For Against Abstain
2. Approval, on an advisory basis, of the Company’s executive compensation.
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.
For Against Abstain
4. Shareholder proposal regarding a Board committee on human rights, if properly presented at the annual meeting.
5. Shareholder proposal regarding a right to act by written consent, if properly presented at the annual meeting.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C, D, AND E ON BOTH SIDES OF THIS CARD.
C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1 U P X 2 3 5 4 6 9 1
+ 0236NA

RECEIVE FUTURE YAHOO! INC. PROXY MATERIALS VIA THE INTERNET!
Receive future Yahoo! Inc. annual reports and proxy materials in electronic form rather than in printed form. Next year when the annual report and proxy materials are available, we will send you an email with instructions which will enable you to review the materials online. To consent to electronic delivery, visit www-us.computershare.com/Investor, or while voting via the Internet, just click the box to give your consent.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF YAHOO! INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS +
To Be Held on June 24, 2015
The undersigned shareholder of Yahoo! Inc. (the “Company”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 29, 2015, and hereby appoints Marissa A. Mayer and Ronald S. Bell, and each or either of them, as proxies, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2015 annual meeting of shareholders of the Company to be held on Wednesday, June 24, 2015, at 8:00 a.m., local time, at the Santa Clara Marriott Hotel, located at 2700 Mission College Boulevard, Santa Clara, California, and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if personally present, as indicated on the reverse side.
YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. ANY SHAREHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR ANY PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES AT THE MEETING ON SUCH PROPOSAL. IN THAT CASE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED, AS APPLICABLE, “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” EACH OF PROPOSALS 2 AND 3, AND “AGAINST” EACH OF PROPOSALS 4 AND 5.
CONTINUED ON REVERSE SIDE
D Non-Voting Items:
Change of Address — Please print new address below. Meeting Attendance
Mark box to the right if
you plan to attend the
annual meeting.
E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below:
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C, D, AND E ON BOTH SIDES OF THIS CARD. +